AGREEMENT AND PLAN OF MERGER REORGANIZATION

BY AND AMONG

8x8, INC.

CABERNET MERGER CORPORATION

CONTACTUAL, INC.

AND

LEAPFROG VENTURES II, L.P., AS REPRESENTATIVE (AS DEFINED HEREIN)

Dated as of September 11, 2011

i

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v

EXHIBITS

Certificate of Merger *	Exhibit A
Form of Escrow Agreement *	Exhibit B

___________________

* Omitted from document as filed pursuant to Regulation S-K, Item 601(b)(2). 8x8, Inc. agrees to furnish supplementally a copy of the omitted exhibits to the Securities and Exchange Commission upon request.

INDEX OF DEFINED TERMS

Acquisition Transaction	54	Dissenting Shares	9
Action	39	Effective Time	2
Actions	39	End Date	61
Adjusted Option Exercise Price	10	Enforceability Exceptions	20
Adjusted Option Share Number	10	Environmental Laws	40
affiliate	74	ERISA	29
Agreement	1	ERISA Affiliate	29
Applicable Law	3	Escrow Agent	11
associate	74	Escrow Agreement	11
Assumed Option	10	Escrow Amount	11
Base Amount	3	Escrow Consideration	4
Base Amount Per Share	3	Escrow Shares	11
Business Day	74	Excess Dissenting Share Consideration	10
Bylaws	3	Excess Dissenting Shares	4
Certificate of Merger	2	Exchange Act	4
CGCL	74	Exchange Agent	14
Charter	1	Exercised Series A-1 Warrant	4
Closing	2	Financial Statements	21
Closing Consideration	3	First Escrow Period	11
Closing Date	2	First Expiration Date	11
Code	15	Fraud Claim	63
Common Share Number	3	GAAP	21
Company	1	Governmental Authorities	21
Company Common Stock	4	Hazardous Substance	40
Company Effect	4	Holder Group	56
Company Employee Plan	29	Indebtedness	5
Company Financial Advisor	4	Indemnifying Securityholders	3
Company Indemnified Parties	55	Intellectual Property	37
Company Intellectual Property	37	In-the-Money Option	5
Company Material Adverse Effect	4	IRS	26
Company Organizational Documents	4	JAMS	67
Company Patents	32	Key Customer	29
Company Preferred Stock	4	Knowledge	74
Company Registered Intellectual Property	37	Leased Premises	27
Company Representatives	54	Letter of Transmittal	14
Company Stock	1, 4	Lien	5
Company Stockholders	1	Management Carve-Out Bonus Amount	5
Confidentiality Agreement	4	Management Carve-Out Closing Consideration	5
Consents	20	Management Carve-Out Escrow Consideration	5
Continuing Employees	53	Management Carve-Out Plan	5
Contract	4	Management Carve-Out Representative Fund Consideration	5
Controls	21	Management Carve-Out Total Consideration	5
D&O Indemnification Costs	56	Merger	1
Damages	66	Merger Sub	1
default	29	Nasdaq	56
Delaware Law	1	Net Amount	5
DGCL	1	Nominal Amount	5
Disclosure Schedule	4

-vii-

Nominal Consideration	5	Required Stockholder Approval	58
Offer Package Agreements	58	Requisite Stockholder Approval	1
Officer's Certificate	66	SEC	7
Option	5	Second Escrow Period	11
Option Plan	5	Second Expiration Date	11
Option Share Conversion Rate	10	Securities Act	19
Parent	1	Securityholder Schedule	18
Parent Average Closing Price	6	Separation Agreement	53
Parent Claim	63	Series A Liquidation Preference Amount	7
Parent Common Stock	6	Series A Preferred Share Number	7
Parent Effect	6	Series A Preferred Stock	7
Parent Indemnified Parties	63	Series A-1 Liquidation Preference Amount	7
Parent Material Adverse Effect	6	Series A-1 Preferred Share Number	7
Parent Organizational Documents	61	Series A-1 Preferred Stock	7
Parent SEC Documents	44	Service Providers	30
Parties	1	Software Service	38
Party	1	Solicitation Statement and Private Placement Memorandum	49
PCBs	40	Special Claim	7
Per Share Common Closing Consideration	6	Stockholder Agreements	19
Per Share Common Escrow Consideration	6	Stockholder Written Consent	1
Per Share Common Representative Fund Consideration	6	Subsidiary	17
Per Share Series A Preferred Closing Consideration	6	Support Agreements	37
Per Share Series A Preferred Escrow Consideration	6	Surviving Corporation	2
Per Share Series A Preferred Representative Fund Consideration	6	Tax	26
Per Share Series A-1 Preferred Closing Consideration	6	Tax Law	26
Per Share Series A-1 Preferred Escrow Consideration	6	Tax Return	26
Per Share Series A-1 Preferred Representative Fund Consideration	7	Taxable	26
Permits	40	Taxes	26
Permitted Lien	7	Taxing	26
Person	7, 14	Taxing Authority	26
Potential 280G Benefits	52	Threshold	65
Pre-Closing Period	46	Total Amount Per Common Share	8
Pro Rata Share	7	Total Amount Per Series A Preferred Share	8
Publicly Available Software	38	Total Amount Per Series A-1 Preferred Share	8
Qualified Plan	30	Total Consideration Per Common Share	8
Real Property Leases	27	Total Consideration Per Series A Preferred Share	8
Registered Intellectual Property	38	Total Consideration Per Series A-1 Preferred Share	8
Related Party	42	Total Fully Diluted Share Number	8
Representative	3	Transaction Expenses	63
Representative Fund Amount	11	Transfer Restrictions	13
Representative Fund Consideration	7	Transfer Taxes	67
		Two-Thirds Escrow Number	11
		Unaudited Balance Sheet	21
		Warrants	8

-viii-

AGREEMENT AND PLAN OF MERGER REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER REORGANIZATION is made as of September 11, 2011 (this "Agreement") by and among 8x8, Inc., a Delaware corporation ("Parent"), Cabernet Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Contactual, Inc., a Delaware corporation (the "Company"), and the Representative (as defined below). The holders of all of the capital stock of the Company (the "Company Stock") are collectively referred to as the "Company Stockholders." Parent and the Company are referred to collectively herein as the "Parties" and each individually as a "Party."

WHEREAS, the boards of directors of the Company and Parent have unanimously (i) declared that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger") is advisable and in the best interests of their respective stockholders, (ii) approved, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL" or "Delaware Law") this Agreement and each of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iii) in the case of the Company, determined to recommend that its stockholders adopt this Agreement, thereby approving each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared that the Merger is advisable and in the best interests of Merger Sub and Parent, as its sole stockholder, and (ii) approved, in accordance with the applicable provisions of the DGCL, this Agreement and each of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of such combination, the board of directors of Parent, as the sole stockholder of Merger Sub, has approved this Agreement and each of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, promptly following the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a true, correct and complete copy of an executed Action by Written Consent (in a form reasonably satisfactory to Parent) adopting this Agreement and approving the principal terms of the Merger and certain other matters as set forth herein (the "Stockholder Written Consent") executed by stockholders of the Company who together hold at least (a) a majority of the outstanding shares of Company Stock voting together as a single class on an as-if-converted-to-common-stock basis and (b) a majority of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, in accordance with the requirements of the DGCL and the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date of this Agreement (the "Charter") (such approval, the "Requisite Stockholder Approval"); and

WHEREAS, the parties intend, for federal income tax purposes, that the Merger qualify as a reorganization as described in Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.  The Merger.

1.1   The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2   Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 12, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as reasonably practicable, and in any event no later than the fifth Business Day after the satisfaction or waiver of each of the conditions set forth in Sections 7, 8 and 9 below (other than (i) the conditions in Sections 8.1 and 9.1, and subject to the satisfaction or waiver of those conditions on the date of the Closing, and (ii) the conditions in Sections 8.8 and 9.5, and subject to the satisfaction or waiver of those conditions at the time of the Closing) or at such other time as Parent and the Company shall otherwise agree (the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL and substantially in the form attached hereto as Exhibit A (the "Certificate of Merger"). The Merger shall be effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such other date and time as may be specified in the Certificate of Merger (such later date being referred to as the "Effective Time"). The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

1.3   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation; Bylaws; Corporate Records.

  Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, the Charter shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation, except that the name of the Surviving Corporation as stated in such Certificate of Incorporation shall be "Contactual, Inc."

  Bylaws. At the Effective Time and without any further action on the part of the Company or Merger Sub, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be "Contactual, Inc."

  Corporate Records. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the minute books and stock record books of the Company.

1.5   Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the

Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6   Appointment of Representative; Agreements Binding on Company Stockholders. Each (i) Company Stockholder that does not perfect his, her or its appraisal rights under the DGCL and is otherwise entitled to receive a portion of the Closing Consideration pursuant to Section 2 of this Agreement and (ii) Management Carve-Out Plan participant (collectively, the "Indemnifying Securityholders"), by virtue of having approved and adopted this Agreement shall be deemed to (a) have irrevocably constituted and appointed, effective as of the Effective Time, Leapfrog Ventures II, L.P. (together with its permitted successors, the "Representative"), as his, her or its true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on his, her or its behalf and exercise all or any of the powers, authority and discretion conferred on it under this Agreement (including Sections 14 and 15), the Escrow Agreement or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, and to accept on behalf of each Indemnifying Securityholder service of process and any notices required to be served on the Indemnifying Securityholders, and (b) have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Securityholders set forth herein (including Sections 14 and 15) and in the Escrow Agreement. The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact and by execution of this Agreement the Representative hereby accepts such appointment. This power of attorney is coupled with an interest and is irrevocable, may be delegated by the Representative and shall survive the death or incapacity of each Indemnifying Securityholder. Such agency may be changed by the holders of a majority in interest of the Escrow Amount and the Representative Fund Amount from time to time (including in the event of the death, disability or other incapacity of a Representative that is an individual), and any such successor shall succeed the Representative as Representative hereunder. For the avoidance of doubt, any compromise or settlement of any matter by the Representative hereunder shall be binding on, and fully enforceable against, all Indemnifying Securityholders.

1.7   Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"Applicable Law" shall mean any applicable national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, order, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Base Amount" shall mean the dollar amount equal to the Net Amount minus the sum of (a) the Series A Liquidation Preference Amount and (b) the Series A-1 Liquidation Preference Amount.

"Base Amount Per Share" shall mean the dollar amount equal to the Base Amount divided by the Total Fully Diluted Share Number.

"Bylaws" shall mean the Bylaws of the Company as in effect as of the date of this Agreement.

"Closing Consideration" shall mean the aggregate number of shares of Parent Common Stock payable to holders of Company Stock at the Effective Time in accordance with the terms and subject to the conditions of this Agreement.

"Common Share Number" shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

"Company Common Stock" shall mean the common stock, par value $0.0001 per share, of the Company.

"Company Financial Advisor" shall mean Pacific Crest Securities LLC.

"Company Material Adverse Effect" shall mean any change in, event, or effect on the Company or any of its Subsidiaries (in each case, a "Company Effect") that, when taken individually or in the aggregate with all other Company Effects, (i) is or are materially adverse in relation to the Company's and its Subsidiaries' financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of the Company to consummate the transactions contemplated hereby, except to the extent that such Company Effect or Company Effects results from (1) changes in general economic conditions and changes affecting the industry in which the Company and its Subsidiaries operate generally that do not adversely affect the Company or any of its Subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Parent in the Disclosure Schedule or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, the public announcement or pendency of this Agreement or any of the transactions contemplated herein, or by actions requested by Parent in writing to be taken by the Company.

"Company Organizational Documents" shall mean the Charter and the Bylaws.

"Company Preferred Stock" shall mean the Series A Preferred Stock and Series A-1 Preferred Stock.

"Company Stock" shall mean shares of the Company's capital stock.

"Confidentiality Agreement" means that certain Mutual Non-Disclosure Agreement dated January 24, 2011 between Parent and the Company.

"Contract" shall mean any legally binding agreement, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral, including any and all amendments and modifications thereto.

"Disclosure Schedule" shall mean the disclosure schedule supplied by the Company to Parent, dated as of the date of this Agreement and delivered concurrently with the execution hereof.

"Escrow Consideration" shall mean the aggregate number of shares of Parent Common Stock deposited with the Escrow Agent on behalf of the Company Stockholders at the Effective Time for purposes of indemnification of claims in accordance with the terms and subject to the conditions of this Agreement.

"Excess Dissenting Shares" shall mean any and all Dissenting Shares in excess of 1% of the number of shares of Company Preferred Stock and 1% of the number of shares of Company Common Stock. The order in which appraisal rights are exercised shall determine which Dissenting Shares are Excess Dissenting Shares.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exercised Series A-1 Warrant" shall mean any Warrant that is exercised for Series A-1 Preferred Stock prior to the Effective Time in accordance with Section 4 of such Warrant.

"Indebtedness" shall mean all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums in respect thereof, without duplication (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (d) under capital leases, (e) with respect to letters of credit, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person, or (g) in the nature of obligations of the type referred to in clauses (a) through (f) of any other Person secured by any Lien on any asset of the Company or any of its Subsidiaries.

"In-the-Money Option" shall mean an Option whose exercise price, when divided by the Option Share Conversion Rate, is equal to or less than the Parent Average Closing Price.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.

"Management Carve-Out Bonus Amount" shall mean the dollar amount equal to the Bonus Pool Amount, as defined in the Management Carve-Out Plan.

"Management Carve-Out Closing Consideration" shall mean a number of shares of Parent Common Stock equal to the Management Carve-Out Total Consideration minus (a) the Management Carve-Out Escrow Consideration and (b) the Management Carve-Out Representative Fund Consideration.

"Management Carve-Out Escrow Consideration" shall mean a number of shares of Parent Common Stock equal to 15% of the Management Carve-Out Total Consideration.

"Management Carve-Out Plan" shall mean the Company's Management Carve-Out Plan, as in effect as of the date hereof.

"Management Carve-Out Representative Fund Consideration" shall mean a number of shares of Parent Common Stock equal to 1% of the Management Carve-Out Total Consideration.

"Management Carve-Out Total Consideration" shall mean the number of shares of Parent Common Stock equal to the Management Carve-Out Bonus Amount divided by the Parent Average Closing Price.

"Net Amount" shall mean the dollar amount equal to the Nominal Amount minus the Management Carve-Out Bonus Amount.

"Nominal Amount" shall mean the dollar amount equal to the product of the Nominal Consideration multiplied by the Parent Average Closing Price.

"Nominal Consideration" shall mean 6,700,000 shares of Parent Common Stock (as adjusted for any stock split, dividend, combination, reorganization or the like).

"Option" shall mean any option (including commitments to grant options) to acquire shares of Company Stock, including options granted under the Option Plan, but excluding Warrants.

"Option Plan" shall mean the Company's 2003 Stock Option Plan.

"Parent Average Closing Price" shall mean the average closing price of a share of Parent Common Stock reported on the Nasdaq Capital Market for the fifteen-day trading period in which the last day will be the third trading day prior to the Closing Date. For example, if the Closing Date were Monday, September 12, 2011, the third trading day prior to the Closing Date would be Wednesday, September 7, 2011 and the fifteen-day trading period would commence on Wednesday, August 17, 2011.

"Parent Common Stock" shall mean the common stock, par value $0.001 per share, of Parent.

"Parent Material Adverse Effect" shall mean any change in, event, or effect on Parent or any of its subsidiaries (in each case a "Parent Effect") that, when taken individually or in the aggregate with all other Parent Effects, that (i) is or are materially adverse in relation to Parent's and its subsidiaries' financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of Parent to consummate the transactions contemplated hereby, except to the extent that such change Parent Effect or Parent Effects results from (1) changes in general economic conditions and changes affecting the industry in which Parent operates generally that do not adversely affect Parent and its subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to the Company in this Agreement or exhibits or schedules hereto or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, the public announcement or pendency of this Agreement or any of the transactions contemplated herein, or by actions requested by Company in writing to be taken by Parent.

"Per Share Common Closing Consideration" shall mean a fraction of a share of Parent Common Stock equal to the Total Consideration Per Common Share minus (a) the Per Share Common Escrow Consideration and (b) the Per Share Common Representative Fund Consideration.

"Per Share Common Escrow Consideration" shall mean a fraction of a share of Parent Common Stock equal to 15% of the Total Consideration Per Common Share.

"Per Share Common Representative Fund Consideration" shall mean a fraction of a share of Parent Common Stock equal to 1% of the Total Consideration Per Common Share.

"Per Share Series A Preferred Closing Consideration" shall mean a fraction of a share of Parent Common Stock equal to the Total Consideration Per Series A Preferred Share minus (a) the Per Share Series A Preferred Escrow Consideration and (b) the Per Share Series A Preferred Representative Fund Consideration.

"Per Share Series A Preferred Escrow Consideration" shall mean a fraction of a share of Parent Common Stock equal to 15% of the Total Consideration Per Series A Preferred Share.

"Per Share Series A Preferred Representative Fund Consideration" shall mean a fraction of a share of Parent Common Stock equal to 1% of the Total Consideration Per Series A Preferred Share.

"Per Share Series A-1 Preferred Closing Consideration" shall mean a fraction of a share of Parent Common Stock equal to the Total Consideration Per Series A-1 Preferred Share minus (a) the Per Share Series A-1 Preferred Escrow Consideration and (b) the Per Share Series A-1 Preferred Representative Fund Consideration.

"Per Share Series A-1 Preferred Escrow Consideration" shall mean a fraction of a share of Parent Common Stock equal to 15% of the Total Consideration Per Series A-1 Preferred Share.

"Per Share Series A-1 Preferred Representative Fund Consideration" shall mean a fraction of a share of Parent Common Stock equal to 1% of the Total Consideration Per Series A-1 Preferred Share.

"Permitted Lien" means (i) any Lien for Taxes not yet due and payable or which are being contested in good faith and for which an adequate reserve has been set forth on the Unaudited Balance Sheet, (ii) all landlords', workmen's, repairmen's, warehousemen's and carriers' liens and other similar liens imposed by Applicable Law, incurred in the ordinary course of business, and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

"Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

"Pro Rata Share," with respect to any Indemnifying Securityholder, means the portion of the Escrow Amount or Representative Fund Amount, as the case may be, allocated to such Indemnifying Securityholder pursuant to the terms of this Agreement and the Allocation Schedule delivered pursuant hereto, relative to the total Escrow Amount or Representative Fund Amount, as the case may be.

"Representative Fund Consideration" shall mean the aggregate number of shares of Parent Common Stock deposited with the Escrow Agent on behalf of the Company Stockholders at the Effective Time for purposes of payment of Representative costs and expenses in accordance with the terms and subject to the conditions of this Agreement and the Escrow Agreement.

"SEC" shall mean the Securities and Exchange Commission.

"Series A Liquidation Preference Amount" shall mean the dollar amount equal to the product of $0.31 multiplied by the Series A Preferred Share Number.

"Series A Preferred Share Number" shall mean the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

"Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

"Series A-1 Liquidation Preference Amount" shall mean the dollar amount equal to the product of $0.372 multiplied by the Series A-1 Preferred Share Number.

"Series A-1 Preferred Share Number" shall mean the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (giving effect to the exercise of each Exercised Series A-1 Warrant).

"Series A-1 Preferred Stock" shall mean the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

"Special Claim" shall mean a (i) Fraud Claim, (ii) Parent Claim in respect of a breach of a representation made in Section 3.4 hereof, (iii) Parent Claim in respect of a breach of a representation made in Section 3.14 hereof or (iv) Parent Claim in respect of a breach of a representation made in Section 3.28 hereof.

"Total Amount Per Common Share" shall mean the dollar amount equal to the Base Amount Per Share.

"Total Amount Per Series A Preferred Share" shall mean the dollar amount equal to the sum of $0.31 per share of Series A Preferred Stock outstanding immediately prior to the Effective Time plus the Base Amount Per Share.

"Total Amount Per Series A-1 Preferred Share" shall mean the dollar amount equal to $0.372 per share of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time plus the Base Amount Per Share.

"Total Consideration Per Common Share" shall mean a fraction of a share of Parent Common Stock equal to the Total Amount Per Common Share divided by the Parent Average Closing Price.

"Total Consideration Per Series A Preferred Share" shall mean a fraction of a share of Parent Common Stock equal to the Total Amount Per Series A Preferred Share divided by the Parent Average Closing Price.

"Total Consideration Per Series A-1 Preferred Share" shall mean a fraction of a share of Parent Common Stock equal to the Total Amount Per Series A-1 Preferred Share divided by the Parent Average Closing Price.

"Total Fully Diluted Share Number" shall mean the sum of (a) the Common Share Number, (b) the Series A Preferred Share Number and (c) the Series A-1 Preferred Share Number.

"Warrants" shall mean any warrants to acquire shares of Company Stock.

SECTION 2.  Conversion and Exchange Of Securities.

2.1   Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

  Conversion of Securities. Subject to the provisions of this Section 2, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled, extinguished and converted automatically into the right to receive, in accordance with the terms hereof and in the manner provided herein:

    in the case of each share of Company Common Stock, (1) the Per Share Common Closing Consideration, (2) subject to Section 2.5, the Per Share Common Escrow Consideration and (3) subject to Section 2.5(g), the Per Share Common Representative Fund Consideration;

    in the case of each share of Series A Preferred Stock, (1) the Per Share Series A Preferred Closing Consideration, (2) subject to Section 2.5, the Per Share Series A Preferred Escrow Consideration and (3) subject to Section 2.5(g), the Per Share Series A Preferred Representative Fund Consideration; and

    in the case of each share of Series A-1 Preferred Stock, (1) the Per Share Series A-1 Preferred Closing Consideration, (2) subject to Section 2.5, the Per Share Series A-1

    Preferred Escrow Consideration and (3) subject to Section 2.5(g), the Per Share Series A-1 Preferred Representative Fund Consideration.

  Cancellation. From and after the Effective Time, by virtue of the Merger, each share of Company Stock converted pursuant to Section 2.1(a) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Closing Consideration, Escrow Consideration and Representative Fund Consideration payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the "fair value" or "fair market value" of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

  Treasury Stock. Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

  Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2   Dissenting Holders.

  Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time that are eligible under the DGCL to exercise appraisal rights and are held by a holder who (a) has not voted in favor of or provided written consent with respect to this Agreement and the Merger, (b) has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and (c) has not effectively withdrawn or lost such appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive such consideration for Company Stock set forth in Section 2.1(a), but rather such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

  Notwithstanding the provisions of Section 2.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Section 262 of the DGCL then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.1(a), without interest, less the withholdable portion of the Escrow Amount and Representative Fund Amount with respect to such shares (whether or not actually withheld) as set forth in Sections 2.1(a) and 2.5, upon surrender of the certificate representing such Dissenting Shares.

  The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand for appraisal or payment of the fair value of any shares received by the Company pursuant to Section 262 of the DGCL and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

  Any consideration paid by Parent, the Company or the Surviving Corporation to any Person with respect to any Excess Dissenting Shares pursuant to Section 262 of the DGCL in excess of the consideration that would otherwise be payable pursuant to Section 2.1(a) for each such Excess Dissenting Share ("Excess Dissenting Share Consideration") (such consideration, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL shall constitute "Damages" for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Escrow Shares.

2.3   Options.

  Promptly following the execution of this Agreement, the Company shall provide to each holder of an outstanding Option any notice required to be provided under the Option Plan and the applicable Option agreement with respect to the Merger and the treatment of Options hereunder.

  At the Effective Time, Parent shall assume the Option Plan and shall assume (or substitute Parent options for) each Option that is outstanding as of immediately prior to the Effective Time and that constitutes an In-the-Money Option held by a Continuing Employee or any of those persons set forth on Schedule 2.3(b) (each such In-the-Money Option, an "Assumed Option"). Each Assumed Option shall thereafter be exercisable, on substantially the same terms and conditions as in effect immediately prior to the Effective Time, for a number of shares of Parent Common Stock (the "Adjusted Option Share Number") equal to the number of shares of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time, multiplied by a fraction equal to the Total Amount Per Common Share, divided by the Parent Average Closing Price (such fraction, the "Option Share Conversion Rate"), and rounded down to the nearest whole share. The exercise price of each Assumed Option as assumed by Parent (the "Adjusted Option Exercise Price") shall be equal to the exercise price of such Assumed Option immediately prior to the Effective Time, divided by the Option Share Conversion Rate, and rounded up to the nearest whole cent. As soon as practicable, and in any event within ten Business Days, after the Effective Time, Parent shall deliver to holders of Assumed Options, at Parent's discretion, either a replacement option agreement or a statement setting forth such holders' rights pursuant to the Assumed Options, including the number of shares of Parent Common Stock subject to each such Assumed Option and the exercise price of such Assumed Option.

  All Options which are not In-the-Money Options shall terminate as of the Effective Time.

2.4   Warrants. Promptly following the execution of this Agreement, the Company shall (a) provide to each holder of an outstanding Warrant any notice required to be provided under such Warrant with respect to the Merger or (b) obtain a waiver of such notice from each such Warrant holder. Each outstanding and unexercised Warrant shall terminate as of the Effective Time.

2.5   Escrow.

  At the Effective Time, Parent shall deliver or cause the Surviving Corporation to deliver (i) the Escrow Consideration and the Management Carve-Out Escrow Consideration (collectively, the "Escrow Amount") and (ii) the Representative Fund Consideration and the Management Carve-Out Representative Fund Consideration (collectively, the "Representative Fund Amount") to JPMorgan Chase Bank, National Association, as escrow agent (the "Escrow Agent") pursuant to the provisions of the escrow agreement in the form attached as Exhibit B hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Representative (the "Escrow Agreement"). The Escrow Agreement shall be executed at the Closing by and among Parent, the Representative, on behalf of the Indemnifying Securityholders, and the Escrow Agent, and shall provide Parent with recourse against the shares of Parent Common Stock held in escrow as the Escrow Amount by the Escrow Agent (the "Escrow Shares") with respect to any and all Parent Claims made under Section 14, subject to the terms and conditions set forth in the Escrow Agreement and in this Agreement. The Escrow Shares (or any portion thereof) shall be distributed to the Indemnifying Securityholders and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The escrow described above shall commence at the Effective Time.

  On the 18-month anniversary of the Closing Date (the "First Expiration Date," and the period commencing at the Effective Time and ending on the First Expiration Date shall be referred to as the "First Escrow Period"), if the number of Escrow Shares then in escrow exceeds two-thirds of the number of Escrow Shares deposited into escrow at the time of Closing, as adjusted for any stock split, dividend or the like (the "Two-Thirds Escrow Number"), then a number of Escrow Shares equal to the Two-Thirds Escrow Number shall be retained in escrow and the remaining Escrow Shares shall be released to the Indemnifying Securityholders in accordance with the Escrow Agreement; provided, however, that if any Parent Claims remain unsatisfied on the First Expiration Date, no Escrow Shares shall be released to the Indemnifying Securityholders if and to the extent that the release of such Escrow Shares would cause the number of Escrow Shares remaining in escrow to be less than the sum of (i) the Two-Thirds Escrow Number, plus (ii) 100% of the number of Escrow Shares which, in the reasonable judgment of Parent (subject to the objection of the Representative and the subsequent resolution of the matter in the manner provided in Section 14.9), is necessary to satisfy any unsatisfied Parent Claims properly asserted on a timely basis by a Parent Indemnified Party on or prior to the First Expiration Date in any Officer's Certificates delivered to the Representative pursuant to Section 14.

  On the 36-month anniversary of the Closing Date (the "Second Expiration Date," and the period commencing immediately after the expiration of the First Escrow Period and ending on the Second Expiration Date shall be referred to as the "Second Escrow Period"), any and all Escrow Shares that remain in escrow on such date shall be released from escrow; provided, however, that the portion of the Escrow Shares which, in the reasonable judgment of Parent (subject to the objection of the Representative and the subsequent resolution of the matter in the manner provided in Section 14.9), is necessary to satisfy any unsatisfied Parent Claims properly asserted on a timely basis by a Parent Indemnified Party on or prior to the First Expiration Date or Second Expiration Date, as applicable, in any Officer's Certificates delivered to the Representative pursuant to Section 14 shall remain in the foregoing escrow until such claims have been finally resolved, or, if earlier, until released in accordance with Section 14.9 below.

  The number of Escrow Shares to be released to Parent in satisfaction of a resolved Parent Claim under the Escrow Agreement shall be determined by dividing the amount of Damages determined to be payable to Parent by the Parent Average Closing Price, and rounding down to the nearest whole share; provided, however, for each Parent Claim, each Indemnifying Securityholder shall have the right, subject to the terms and conditions of this Section 2.5(d), to substitute cash in an amount equal to some or all of such Indemnifying Securityholder's Pro Rata Share of such Parent Claim and to receive from escrow a number of Escrow Shares equal to the amount of cash so substituted divided by the Parent Average Closing Price, rounded down to the nearest share. Any Indemnifying Securityholder who elects to substitute cash in connection with the satisfaction of a Parent Claim pursuant to this Section 2.5(d) must deliver to Parent (i) written notice specifying the amount of cash such Indemnifying Securityholder elects to substitute pursuant to this Section 2.5(d) and (ii) a check for the full amount specified in such notice not later than the date on which the Escrow Agent receives, as applicable, the memorandum or court order described in Section 4(b)(i) of the Escrow Agent or the Parent Demand described in Section 4(b)(ii) of the Escrow Agreement. The Representative shall be responsible for notifying the Indemnifying Securityholders of their substitution rights pursuant to this Section 2.5(d) in connection with each Parent Claim, and Parent shall have no obligation under this Section 2.5(d) other than to permit an Indemnifying Securityholder who has provided timely notice and payment to Parent to substitute cash as provided for herein.

  The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Indemnifying Securityholders shall constitute approval by such Indemnifying Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Indemnifying Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount and Representative Fund Amount into escrow, the indemnification obligations set forth in Section 14 hereof and the appointment and sole authority to act on behalf of the Indemnifying Securityholders of the Representative, as provided for herein and in the Escrow Agreement.

  For the avoidance of doubt, the Representative Fund Consideration constitutes a portion of the aggregate consideration received by the holders of Company Preferred Stock and Company Common Stock pursuant to the Merger and delivered on behalf of such holders to the Escrow Agent. The Representative Fund Consideration shall be used by the Representative solely for the payment of costs and expenses incurred by the Representative in connection with the performance of the Representative's duties and obligations hereunder and under the Escrow Agreement. The Representative Fund Consideration shall be available to the Representative in addition to any amounts permitted to be paid to the Representative pursuant to Section 15 of this Agreement. Parent shall not have any responsibility or liability for the manner in which the Representative uses the Representative Fund Consideration or any right or recourse to the Representative Fund Consideration.

2.6   Management Carve-Out Plan Payments. At the Effective Time, the Company shall determine and notify Parent of the amount of the Management Carve-Out Plan payments and Parent shall deliver a corresponding number of shares of Parent Common Stock at the Parent Average Closing Price to the Company for (a) distribution of the Management Carve-Out Closing Consideration to the participants in the Management Carve-Out Plan in accordance with the Allocation Schedule and (b) distribution of the Management Carve-Out Escrow Consideration and the Management Carve-Out Representative Fund Consideration to the Escrow Agent, in each case promptly after the Effective Time as contributions to the capital of the Company. For administrative convenience, Parent may cause and direct Parent's transfer agent to issue stock certificates directly to the respective participants in the Management Carve-Out Plan. The issuance and delivery by the Company of shares of Parent Common Stock to and on behalf of each Management Carve-Out Plan participant shall be contingent upon such participant's prior delivery to Parent of a general release in a form reasonably satisfactory to Parent. Parent shall deduct from the number of shares of Parent Common Stock issued to such participant a number of shares of Parent Common Stock calculated by dividing (i) the amount of any Taxes required under Applicable Laws to be withheld by the Company by (ii) the Parent Average Closing Price, and shares so withheld shall be deemed to satisfy in full such participant's withholding obligations with respect to the delivery to such participant such shares of Parent Common Stock. The acceptance of Management Carve-Out Closing Consideration by the participants in the Management Carve-Out Plan shall constitute the irrevocable agreement of such Indemnifying Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount and the Representative Fund Amount into escrow, the indemnification obligations set forth in Section 14 hereof and the appointment and sole authority to act on behalf of the Indemnifying Securityholders of the Representative, as provided for herein and in the Escrow Agreement.

2.7   Resale Restrictions on Parent Common Stock.

  All shares of Parent Common Stock issued as Closing Consideration, Escrow Consideration, Representative Fund Consideration, Management Carve-Out Closing Consideration, Management Carve-Out Escrow Consideration and Management Carve-Out Representative Fund Consideration will be subject to restrictions on resale pursuant to applicable federal and state securities laws (collectively, "Transfer Restrictions"). Without limiting the foregoing, no Company Stockholder or Management Carve-Out Plan participant who receives any such shares of Parent Common Stock pursuant to this Agreement shall be permitted to make any transfer or other disposition of such shares unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; (ii)(A) such Person shall have notified Parent of the proposed disposition and shall have furnished Parent with a reasonably detailed statement of the circumstances surrounding the proposed disposition, (B) unless waived in writing by Parent, such Person shall have furnished Parent with an opinion of counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and (C) such opinion of such Person's counsel shall be reasonably satisfactory to Parent; (iii) a "no action" letter from the SEC to the effect that the transfer of such shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iv) the shares are sold in compliance with SEC Rule 144.

  All shares of Parent Common Stock issued as Closing Consideration, Escrow Consideration, Representative Fund Consideration, Management Carve-Out Closing Consideration, Management Carve-Out Escrow Consideration and Management Carve-Out Representative Fund Consideration shall bear a restrictive legend in substantially the following form and substance:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO SUCH SALE OR DISTRIBUTION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS A "NO ACTION" LETTER FROM THE SECURITIES EXCHANGE COMMISSION ("SEC") TO THE EFFECT THAT THE TRANSFER OF SUCH SHARES WITHOUT REGISTRATION WILL NOT RESULT IN A RECOMMENDATION BY THE STAFF OF THE SEC THAT ACTION BE TAKEN WITH RESPECT THERETO, OR THE SALE OR OTHER DISTRIBUTION IS EFFECTED PURSUANT TO RULE 144.

2.8   Surrender of Certificates.

  Exchange Agent. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with JPMorgan Chase Bank, National Association, as exchange agent (the "Exchange Agent") for the benefit of the Company Stockholders, the Closing Consideration consisting of shares of Parent Common Stock.

  Surrender Procedures.

    On or prior to the Effective Time, the Company shall mail to each Company Stockholder (A) a letter of transmittal in the form previously agreed upon by Parent and the Company, which shall contain all covenants, conditions and restrictions made applicable to the shares of Parent Common Stock to be issued under this Agreement or any of the exhibits hereto (including those contained in Sections 14 and 15 of this Agreement) and the Company Stockholder recipient's receipt of such shares under this Agreement or any of the exhibits hereto ("Letter of Transmittal"), which shall include, among other things, the agreement of the surrendering Company Stockholders to the appointment of the Representative, the indemnification of the Representative and a release of claims as set forth in Section 16 of this Agreement and (B) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Stockholder in exchange for the Closing Consideration and the right to receive future payment of any Escrow Consideration and Representative Fund Consideration. The payment of the Closing Consideration and future Escrow Consideration and Representative Fund Consideration with respect to each such certificate is conditioned upon (1) the execution and delivery of the Letter of Transmittal, (2) a representation by the Company Stockholder that such Company Stockholder owns all right, title and interest to all shares of Company Stock registered in the name of such Company Stockholder and (3) the delivery of such certificates related thereto (or an affidavit of loss with respect to such certificates). As soon as practicable after receipt by the Exchange Agent of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation (or affidavit, as applicable), together with such duly executed Letter of Transmittal, the Exchange Agent shall, in exchange therefor, pay to such Company Stockholder the Closing Consideration payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered, but without any interest earned thereon, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Closing Consideration is to be made to a person, firm, entity, partnership, association or any business organization or division thereof (each a "Person") other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the reasonable satisfaction of Parent that such Taxes have been paid, or (B) shall have established to the satisfaction of Parent that no such Tax is applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8(b), each certificate formerly representing shares of Company Stock (other than any Dissenting Shares) shall be deemed to represent for all purposes only the right to receive the portion of the Closing Consideration, Escrow Consideration and Representative Fund Consideration as provided pursuant to Section 2.1(a) hereof, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein. In connection with the surrender of the certificates representing shares of Company stock each Company Stockholder will be required to acknowledge that all the shares of Parent Common Stock issued in exchange therefor will be subject to the Transfer Restrictions.

  Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein (including the right to receive the portion of the Closing Consideration, Escrow Consideration and Representative Fund Consideration as provided pursuant to Section 2.1(a) hereof) or by Applicable Law. After the Effective Time, the Surviving Corporation or the Exchange Agent shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

  Return of Property by Exchange Agent. At any time following the first anniversary of the Second Expiration Date, Parent or the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock and cash in lieu of fractional shares that have not been disbursed to Company Stockholders, other than property held in escrow, and Parent shall be entitled to cancel any such shares (in each case subject to abandoned property, escheat or other similar requirements under Applicable Law). Thereafter, such Company Stockholders shall be entitled to look only to Parent or the Surviving Corporation upon due surrender of their certificates formerly representing shares of Company Stock or rights to purchase such shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, Merger Sub, the Representative or the Exchange Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

  Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Stockholder, Management Carve-Out Plan participant or any other Person, and the Escrow Agent shall be entitled to deduct and withhold from payment of any such Person's Pro Rata Share of the Escrow Amount or the Representative Fund Amount (or any portion thereof) otherwise payable pursuant to this Agreement to any such Person, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other Applicable Law. To the extent that amounts are so withheld (and remitted in accordance with Applicable Law to the appropriate Taxing Authority) by Parent, the Surviving Corporation, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or such other Person to whom such amounts would otherwise have been paid. For purposes of Section 409A of the Code (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any Person's right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

  Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent and the execution and delivery of a letter of transmittal in accordance with Section 2.8(b), Parent shall instruct the Exchange Agent to pay such Company Stockholder the applicable Closing Consideration as provided in this Section 2; provided, however, that Parent may, in its reasonable discretion, acting in good faith, and as a condition precedent to issuing such instruction to the Exchange Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such reasonable and customary sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

  Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.9   Fractional Shares.

  No Fractional Shares at Closing. No fraction of a share of Parent Common Stock shall be issued at Closing pursuant to Section 2.1 or Section 2.6. In lieu of any fractional shares, the fractional amount of Parent Common Stock which any Indemnifying Stockholder would otherwise be entitled to receive under Section 2.1 or Section 2.6 shall be delivered as Escrow Consideration pursuant to Section 2.5.

  No Fractional Shares from Escrow. No fraction of a share of Parent Common Stock shall be paid to any Indemnifying Stockholder out of the Escrow Amount or the Representative Fund Amount pursuant to Sections 2.5 and the Escrow Agreement. In lieu of any fractional shares, the fractional amount of Parent Common Stock which any Indemnifying Stockholder would otherwise be entitled to receive shall be retained in the Escrow Amount or the Representative Fund Amount, as the case may be. With respect to any fractional shares remaining in the Escrow Amount or Representative Fund Amount upon termination of the escrow, the fractional amount of Parent Common Stock which any Indemnifying Stockholder is entitled to receive under Section 2.5 or the Escrow Agreement shall be paid in cash based on the Parent Average Closing Price; provided, however, that no cash will be delivered to the Escrow Agent (or Exchange Agent) with respect to such cash payments until such time as such cash payments in lieu of fractional shares become due.

2.10   Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

SECTION 3.  Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof and will be true at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule, with specific reference to the sections hereof to which such exception relates, it being understood that any information disclosed in one section (or subsection) of the Disclosure Schedule shall be deemed to be disclosed with respect to any other section (or subsection) to which such information relates, regardless of whether an explicit reference to such other representation, warranty or covenant is made, only to the extent such relationship is apparent on the face of the disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed:

3.1   Organization and Standing.

  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not have a Company Material Adverse Effect.

  Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of its Company Organizational Documents in any material respects. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The Company is not subject to Section 2115 of the California Corporations Code.

3.2   Capitalization and Ownership of Shares.

  As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 99,320,408 shares of Company Common Stock, of which 18,814,879 shares are issued outstanding, (b) 53,720,408 shares of Company Preferred Stock, of which (i) 31,000,000 shares have been designated as Series A Preferred Stock, of which 29,747,864 shares are issued outstanding, (ii) 19,196,753 shares have been designated as Series A-1 Preferred Stock, of which 15,685,684 shares are issued outstanding, and (iii) the remaining 3,523,655 shares are undesignated. All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option granted under the Option Plan or pursuant to the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable.

  Except as set forth in Section 3.2(b) of the Disclosure Schedule or for the Options and Warrants listed on the Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except shares of Company Stock properly acquired upon exercise thereof prior to the Effective Time as set forth in this Agreement. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities or "blue sky" laws.

3.3   Subsidiaries.

  Except for the entities set forth on Section 3.3(a) of the Disclosure Schedule (each a "Subsidiary"), the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company has furnished to Parent an accurate and complete copy of the organizational document for each Subsidiary, each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its certificate of incorporation or bylaws (or equivalent organizational documents).

  The authorized capitalization of each Subsidiary, including the identity of each holder of any outstanding equity interest therein, is set forth on Section 3.3(b) of the Disclosure Schedule. All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Security Interest and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding capital stock or other equity securities of the Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary. All of the outstanding capital stock of each Subsidiary has been duly authorized and are validly issued, fully paid and non- assessable.

3.4   Securityholder Lists and Agreements; Allocation Schedule.

  The information set forth as of the date hereof in Section 3.4 of the Disclosure Schedule, and as updated prior to the Effective Time pursuant to Section 10.1(q) (the "Securityholder Schedule"), is true, complete and accurate as of the date hereof and, as updated prior to the Effective Time, will be true, complete and accurate as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company Organizational Documents and all other agreements and instruments among the Company and the Company Stockholders. The Securityholder Schedule delivered as of the date of this Agreement sets forth an estimate of, and the Securityholder Schedule delivered as of immediately prior to the Closing Date shall set forth the final calculation as of the Effective Time of, the following information:

    the name and the mailing address of each Company Stockholder as reflected on the stock transfer or other corporate records of the Company;

    with respect to each Company Stock certificate held by such Company Stockholder (A) the number of shares of Company Common Stock represented by such certificate and (B) the number and series of shares of Company Preferred Stock represented by such certificate;

    for each outstanding Option, the name of the holder, the number of shares of Company Common Stock subject to such Option, the exercise price per share, the vesting schedule, the expiration date and whether the Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code;

    for each outstanding Warrant, the name of the holder, the number, class and series of shares of Company Stock subject to such Warrant, the exercise price per share and the expiration date; and

    for each participant in the Management Carve-Out Plan, the participant's percentage interest in any payments under the Plan.

  The information set forth in the Allocation Schedule delivered pursuant to Section 10.1(o) will be true, complete and accurate as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company Organizational Documents and all other agreements and instruments among the

  Company and the Company Stockholders. The Allocation Schedule shall set forth the following information:

    the Per Share Common Closing Consideration, Per Share Common Escrow Consideration, Per Share Common Representative Fund Consideration, Per Share Series A Preferred Closing Consideration, Per Share Series A Preferred Escrow Consideration, Per Share Series A Preferred Representative Fund Consideration, Per Share Series A-1 Preferred Closing Consideration, Per Share Series A-1 Preferred Escrow Consideration and Per Share Series A-1 Preferred Representative Fund Consideration;

    for each Company Stockholder at the Effective Time, the number of shares of Parent Common Stock payable to such Company Stockholder as Closing Consideration;

    for each Company Stockholder at the Effective Time, the number of shares of Parent Common Stock to be deposited with the Escrow Agent on behalf of such Company Stockholder as Escrow Consideration or Representative Fund Consideration;

    the Management Carve-Out Closing Consideration, the Management Carve-Out Escrow Consideration, the Management Carve-Out Representative Fund Consideration and the allocation of such consideration among the participants in the Management Carve-Out Plan; and

    the percentage interest of each Company Stockholder and participant in the Management Carve-Out Plan in the Escrow Shares.

  Each Company Stockholder shall deliver to Parent all shares of Company Stock registered in the name of such Company Stockholder free and clear of any Liens.

  Except for the agreements set forth on Section 3.4(d) of the Disclosure Schedule (the "Stockholder Agreements"), there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Company's Knowledge, among any holders of its securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting of the capital stock of the Company. Effective as of the Effective Time, the Stockholder Agreements shall terminate and be of no further force or effect.

  Each of the currently outstanding Options was granted under the Option Plan and, except for the Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. True and complete copies of the Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option and the shares of Company Common Stock purchased under such plan), and all agreements and instruments related to the Warrants, have been made available or provided to Parent, and the Option Plan and such Contracts have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts to amend, modify or supplement the Option Plan or such Contracts in any case from those made available or provided to Parent. Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective. At the time of each grant of an Option, a sufficient number of shares was reserved under the Option Plan for issuance upon exercise of such Option and all other Options (and any other rights to acquire shares of Company Common Stock awarded under the Option Plan) outstanding at such time.

  Each unexercised Warrant will terminate automatically as of the Effective Time without any further action on the part of the Company or any other Person.

  Each Company Stockholder is entitled to receive in the Merger the consideration as set forth in this Agreement and no Company Stockholder shall be entitled to receive in the Merger any different or additional amount in the Merger with respect to shares of Company Stock held by such Company Stockholder.

3.5   Authority for Agreement.

  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it and, subject to Section 3.6, to perform its obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to which it is a party and the consummation of the transactions contemplated to be performed by it hereby and thereby have been, subject to Section 3.6, duly authorized by all necessary and proper corporate action on the part of the Company, other than the Requisite Stockholder Approval. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, insolvency, moratorium, reorganization or similar laws of general application affecting the rights and remedies of creditors and relief of debtors generally and (ii) the effect of rules of law and general principles of equity principles including rules of Applicable Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Applicable Law) ((i) and (ii) together, the "Enforceability Exceptions").

  Assuming the Requisite Stockholder Approval is obtained, the execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect, (ii) assuming that all Consents set forth on Section 3.6 to the Disclosure Schedule have been obtained or made, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit or other interest to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries or any shares of Company Stock or shares of capital stock of its Subsidiaries or (iv) violate in any material respect any Applicable Law or any of their respective properties or assets.

3.6   Consents. No consent, notice, waiver, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the "Consents") any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively,

"Governmental Authorities") is required to be obtained by the Company, any of its Subsidiaries or any Company Stockholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or completion of the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) any filings that are required under U.S. federal, state and foreign Tax, securities and corporation laws.

3.7   Financial Statements.

  Attached hereto as Section 3.7 of the Disclosure Schedule are the following financial statements (collectively, the "Financial Statements"): (i) the consolidated audited balance sheets of the Company as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, including the notes thereto, in each case with a report of the registered independent public accountants for the Company; and (ii) the unaudited balance sheet of the Company as of July 31, 2011 (the "Unaudited Balance Sheet") and the related statements of operations and changes in shareholders' equity for the seven months then ended, in each case prepared in accordance with United States generally accepted accounting principles ("GAAP") (subject, in the case of the unaudited consolidated financial statements of the Company as of and for the seven months ended July 31, 2011, to normal year-end adjustments and the absence of footnotes). Subject to the foregoing, the Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company and each of its Subsidiaries and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated.

  The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the "Controls"). Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, the Company's independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

3.8   Absence of Changes. Since July 31, 2011, there has been no Company Material Adverse Effect. In addition, and without limiting the generality of the foregoing, except as Parent may consent to in writing following the date of this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, since July 31, 2011, neither the Company nor any of its Subsidiaries have:

  declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock, except for the repurchase of shares of its capital stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries pursuant to agreements under which the Company has the option to repurchase such shares of capital stock upon the occurrence of certain events, such as termination of employment;

  issued any securities of any kind, other than (i) shares of Company Common Stock issuable upon exercise of Options outstanding at such time and (ii) shares of Series A-1 Preferred Stock issuable upon exercise of Warrants outstanding at such time;

  adopted, amended, modified, or terminated any Company Employee Plan or collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by Applicable Law) or announced its intention to adopt any arrangement or program which would constitute a Company Employee Plan;

  increased any compensation or fringe benefits (including, but not limited to, the granting of Options or other equity awards under the Option Plan not in the ordinary course of business), paid any bonus, granted or increased any severance or termination pay of amounts or otherwise changed any of the material terms of employment or service for any of its employees, officers, directors or consultants, excluding the payment of any Management Carve-Out Plan Bonus Amounts in accordance with this Agreement;

  entered into any loan with, or advanced (other than travel and business expenses) any money or other property to, any of its employees, officers, directors or consultants;

  subjected to any Lien, any of its properties or assets, tangible or intangible;

  acquired or disposed of any assets or properties having a value in excess of $15,000 (singly or in the aggregate);

  forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $15,000 (singly or in the aggregate);

  incurred a capital expenditure or made a commitment to incur a capital expenditure exceeding $15,000 individually or $30,000 in the aggregate other than in the ordinary course of business;

  incurred any Indebtedness;

  changed any accounting method or practice in any material respects (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

  changed or made any election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes, changed any annual Tax accounting period, agreed to or settled any claim, audit or assessment in respect of Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return or any claim for Tax refund or extended or waived the limitation period applicable to any material claim or assessment in respect of Taxes, whether or not in connection with the Merger;

  revalued any of its assets (whether tangible or intangible), including writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $5,000 singly or $15,000 in the aggregate, in each case in excess of reserves;

  made any payment of any nature to any employee, director or consultant other than salary, sales bonuses, fees or business related reimbursements payable in the ordinary course of business consistent with past practices;

  commenced or settled any Action;

  conducted its business, other than in the ordinary course consistent with past practice;

  suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $5,000 for any single loss or $15,000 for all such losses;

  changed or modified its credit, collection or payment policies, procedures or practices in any material respect, or failed to pay or delayed payment of payables or other material liabilities, except as reflected in the Financial Statements; or

  entered into any agreement, commitment or obligation to do any of the foregoing, except as provided for in this Agreement.

3.9   Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any Indebtedness or other liability or obligation except for (a) liabilities or obligations shown on, reserved against or disclosed in the Unaudited Balance Sheet, (b) liabilities which have arisen since the date of the Unaudited Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically or are not material to the Company or its Subsidiaries, individually or in the aggregate, and (c) liabilities that do not exceed $10,000 individually or $50,000 in the aggregate. Except as set forth in the Unaudited Balance Sheet, there is no Company Indebtedness.

3.10   Taxes.

  All Tax Returns required to have been filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), each such Tax Return has been prepared in compliance with all Applicable Laws, and all such Tax Returns are true, complete and correct in all respects. All Taxes that have become due and payable by the Company and its Subsidiaries have been timely paid, none of the Company or any of its Subsidiaries is or will be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the Unaudited Balance Sheet in an amount that exceeds the corresponding reserve therefor reflected in the Unaudited Balance Sheet, and any Taxes of the Company or any of its Subsidiaries arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the business of the Company or its Subsidiaries.

  The Company and each of its Subsidiaries have complied with all Applicable Laws relating to the withholding of Taxes and payment of such withheld amounts and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, shareholder or other Person.

  Parent has been furnished (or the Company has made available to Parent) true, correct and complete copies of all income and other material Tax Returns of, or including, the

  Company and each of its Subsidiaries for all Tax periods since their respective dates of formation and all relevant material documents and information with respect thereto, including work papers, records, examination reports and statements of deficiencies proposed, assessed against or agreed to by the Company or any of its Subsidiaries.

  No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not pay Tax or file a Tax Return that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction.

  No deficiency or adjustment in respect of Taxes has been proposed, asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently in progress, pending or (to the Knowledge of the Company) threatened against or with respect to the Company or any of its Subsidiaries or with regard to any Taxes of the Company or any of its Subsidiaries or with regard to Tax Returns filed by or on behalf of the Company or any of its Subsidiaries. No issue has been raised by any Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

  Neither the Company nor any of its Subsidiaries nor any other Person on the Company's or any of its Subsidiaries' behalf has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to the Company or any of its Subsidiaries, (iii) requested or been granted any extension of time within which to file any Tax Return that has not yet been filed, (iv) consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority to a date subsequent to the date hereof or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

  No property owned by the Company or any of its Subsidiaries is (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (ii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or (iii) subject to any provision of state, local or foreign Tax Law comparable to any of the provisions listed above. None of the property owned or used by the Company or any Subsidiary is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981. None of the assets of the Company or any Subsidiary directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and neither the Company nor any Subsidiary is directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

  Neither the Company nor any of its Subsidiaries has been or will be a "United States real property holding corporation" within the meaning of Section 897 of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii) and ending on the Closing Date.

  Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than pursuant to customary provisions in leases, credit agreements and other agreements the primary purpose of which does not relate to Taxes).

  There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries, nor has any shareholder of the Company or any Subsidiary or any other Person, in each case acting on the Company's or as applicable its Subsidiaries' behalf, requested or received a ruling from any Taxing Authority or signed a closing or other agreement with any Taxing Authority that would be binding on the Company or any of its Subsidiaries.

  There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, other than with respect to Taxes that are not yet due and payable.

  Neither the Company nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purpose, other than a group of which the common parent is the Company.

  The Company and its Subsidiaries are not presently liable, nor does the Company or any of its Subsidiaries have any potential liability (for the avoidance of doubt, other than as a result of this transaction or any other transaction occurring after the Closing), for the Taxes of another person (other than the Company or any Subsidiary) (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

  Neither the Company nor any of its Subsidiaries has ever been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

  Neither the Company nor any Subsidiary will be required to include any item of income in Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date, and there is no other income of the Company nor any Subsidiary that will be required under applicable Tax Law to be reported by Parent or any of its affiliates, including the Company, for a Tax period (or portion thereof) beginning after the Closing Date which Taxable income was realized (and reflects economic income arising) prior to the Closing Date.

  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

  Neither the Company nor any of its Subsidiaries has participated in any way (i) in any "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) or (ii) in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) (as in effect at the relevant time) or any comparable laws of state, local or foreign jurisdictions.

  The Company and each of its Subsidiaries have provided or made available to Parent all material documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, application, approval or order of a Taxing Authority. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, approval or order, or otherwise result in the termination or recapture of any such Tax exemption, Tax holiday, Tax subsidy, Tax credit (or grant in lieu thereof) or other Tax reduction agreement, approval or order.

  The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Taxing Authorities.

  All elections with respect to Taxes affecting the Company and its Subsidiaries that were not made in the Tax Returns delivered to Parent are described in Section 3.10(t) of the Disclosure Schedule.

  Neither the Company nor any of its Subsidiaries has a permanent establishment, as defined in the relevant Tax treaty, in any country with which the United States of America has a relevant Tax treaty, nor does the Company or any of its Subsidiaries otherwise operate or conduct business through any branch in any country other than the United States.

  Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a "subsection (f) asset" (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company or any of its Subsidiaries.

  Each Person who has purchased shares of the Company's or a Subsidiary's capital stock that, at the time of such purchase, were subject to a substantial risk of forfeiture under Section 83 of the Code, has timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

  For purposes of this Agreement:

"Tax" or "Taxes" (and with correlative meaning, "Taxable" or "Taxing") means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments imposed by a Governmental Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, employee, social security, unemployment, excise, severance, stamp, occupation, property, capital gains, alternative minimum, add-on minimum, export, natural resources, premium, windfall profit, environmental, net worth, intangibles, disability, estimated and other similar taxes, levies, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax in connection with any item described in clause (i).

"Taxing Authority" means the Internal Revenue Service (the "IRS") or any other governmental body (whether state, local or foreign) responsible for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any Tax Law.

"Tax Law" means any Applicable Law (whether domestic or foreign) relating to Taxes.

"Tax Return" means any return, report, claim for refund, information return, statement, estimate or other document (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) filed or required to be filed with a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11   Property and Sufficiency.

  The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of its properties and assets (whether real, personal, tangible or intangible), other than Intellectual Property under Section 3.14, (i) reflected on the Unaudited Balance Sheet (other than assets sold in the ordinary course of business since the date of the Unaudited Balance Sheet) or acquired thereafter and (ii) necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted, and none of such properties or assets is subject to any Lien other than as described in Section 3.11(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries own any real property.

  Each of the leases for real property of the Company or any of its Subsidiaries is identified in Section 3.11(b) of the Disclosure Schedule ("Real Property Leases").

  Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each a "Leased Premises") and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the uses for which they are being used.

  To the Company's Knowledge, the Company and each of its Subsidiaries have all certificates of occupancy and Permits of any Governmental Authority reasonably necessary for the current use and operation of each Leased Premises, and the Company and each of its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. To the Company's Knowledge, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises.

  Neither the Company nor any of its Subsidiaries owns, holds, or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12   Contracts.

  Except as disclosed in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, subject to or otherwise bound by:

    any Contract or series of related Contracts with the same counterparty or its affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $10,000;

    any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property with an aggregate annual value in excess of $10,000;

    any distributor, reseller, sales representative or similar Contract with aggregate annual payments from the Company or any of its Subsidiaries in excess of $10,000 under which the Company (or applicable Subsidiary) does not have the right to terminate without penalty on less than 30 days' notice;

    any Contract containing covenants under which the Company or any of its Subsidiaries is restricted in any material respect from carrying on any business or other services or competing with any Person anywhere in the world, or which would so restrict the Company or any of its Subsidiaries or any of their respective successors in interest thereof after the Closing Date (other than Contracts solely between the Company and one or more of its Subsidiaries);

    any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to or a Lien in favor of any Person in excess of $10,000 or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person in excess of $10,000;

    any Contract that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice pursuant to the Company's standard form agreement(s), as provided to Parent or Parent's counsel);

    any Contract for the disposition of the Company's or any of its Subsidiaries' business or material assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, other than in the ordinary course of business;

    any Contract for the acquisition of a business or capital stock of another party (whether by merger, sale of stock, sale of material assets or otherwise);

    any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

    any hedging, futures, swap or other derivative Contract;

    any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby, except as provided for in this Agreement;

    except for employment or consulting agreements or other such compensatory arrangements, any other agreement (or group of related Contracts with the same third party) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which involves consideration paid or payable by the Company in excess of $50,000 in any one-year period commencing January 1, 2011.

  Section 3.12(b) of the Disclosure Schedule provides the form(s) of the standard customer Contract(s) and lists all of the customer Contracts which deviate (other than with respect to prices, payment amounts, delivery schedules, publicity, renewal and termination) in any material respect from such standard form(s).

  Section 3.12(c) of the Disclosure Schedule sets forth the top 10 customers for each calendar quarter in the period beginning January 1, 2010 and ending June 30, 2011, determined on the basis of the revenue for such calendar quarter. Since July 1, 2011, there has not been any material adverse change in the business relationship of the Company with any customer (each, a "Key Customer") who accounted for more than $20,000 of revenue for any calendar quarter in the period beginning January 1, 2010 and ending June 30, 2011. Since July 1, 2011, no Key Customer has cancelled or otherwise modified its relationship with the Company and, to the Knowledge of the Company, (a) no such Person has any intention to do so and (b) the consummation of the transactions contemplated by this Agreement will not adversely affect any of such relationships.

  Section 3.12(d) of the Disclosure Schedule sets forth any requirement to give "most favored nation" pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any service features to any customers or potential customer or class of customers.

  Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.12, each of the Real Property Leases and each other Contract to which the Company or any of its Subsidiaries is a party or otherwise bound relating to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is a valid and binding agreement and is in full force and effect in accordance with its terms, subject to the Enforceability Exceptions, and neither the Company any of its Subsidiaries, nor, to the Company's Knowledge, any other party thereto is in default or breach in any material respect under the terms of any of the foregoing Contracts (a "default" being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the transactions contemplated by this Agreement give rise to any such default. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto by written notification to the Company, and no party has given notice of any dispute with respect to any of the foregoing Contracts.

3.13   Benefit Plans.

  Except for the arrangements set forth on Section 3.13(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any outstanding material liability to or in respect of or material obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any current or former director, officer, consultant or employee, including but not limited to by reason of being or having been treated as a single employer with any other person (any such person, an "ERISA Affiliate") under Section 414 of the Code or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the arrangements set forth on Section 3.13(a) of the Disclosure Schedule is referred to herein as a "Company Employee Plan").

  The Company has heretofore delivered or made available to Parent true, correct and complete copies of each Company Employee Plan (or if such Company Employee Plan is not written, an accurate description of the material terms thereof), and with respect to each such Company Employee Plan true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three preceding calendar years, (iii) the most recently received IRS determination or opinion letter and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Employee Plan, and pending requests relating to any of the foregoing and (iv) any written policies or procedures used in Company Employee Plan administration.

  Each Company Employee Plan is and has heretofore been maintained and operated in material compliance with the terms of such Company Employee Plan and with the requirements prescribed (whether as a matter of substantive law or, solely with respect to Qualified Plans, as necessary to secure favorable Tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Company Employee Plan. Each Company Employee Plan which is intended to qualify under Section 401(a) of the Code (a "Qualified Plan") and each trust or other entity intended to qualify as a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code and associated with any Company Employee Plan is expressly identified as such on Section 3.13(c) of the Disclosure Schedule and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable Internal Revenue Service procedures) and, to the Knowledge of the Company, nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or is likely to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

  Neither the Company nor its ERISA Affiliates maintain, sponsor or contribute to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or contribute to or have ever had any obligation to contribute to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), nor have they incurred any liability, including withdrawal liability, with respect to any such Plan or any such multiemployer plan that remains unsatisfied. Neither the Company nor its ERISA Affiliates has incurred any liability contingent or otherwise to the Pension Benefit Guaranty Corporation (other than insurance premiums satisfied in due course). No Company Employee Plan is or was at any time a multiple employer plan, as described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.

  The Company has, in all material respects, timely made all payments and contributions (including insurance premiums) due and payable through the Closing Date to each Company Employee Plan as required to be made under the terms of such plan and Applicable Law. The fair market value of the assets of each Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equaled or exceeded the present value of all benefits liabilities under that Company Employee Plan. None of the assets of any Company Employee Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

  With respect to all Company Employee Plans and related trusts, and any person who is a party in interest in respect of a Company Employee Plan within the meaning of Section 3(14) of ERISA, there are no "prohibited transactions," as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject the Company to any material Tax or penalty on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

  There are no legal actions, proceedings, suits, arbitrations, governmental investigations or claims (other than routine claims for benefits by employees, consultants, independent contractors or directors of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals (collectively, "Service Providers"), beneficiaries or dependents of such Service Providers arising in the normal course of operation of a Company Employee Plan) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Plan or any fiduciary, service provider or sponsor of a Company Employee Plan with respect to their duties under such

  Company Employee Plan or the assets of any trust under any such Company Employee Plan nor, to the Knowledge of the Company, any basis for any such actions, proceedings, suits, arbitrations, governmental investigations or claims.

  Neither the Company nor any of its Subsidiaries has any obligations under any Company Employee Plan to provide medical or other welfare benefits to any Service Provider or any former Service Provider, or any beneficiary or dependent of any Service Provider or former Service Provider, subsequent to termination of employment, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

  Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (regardless of whether that other event has or will occur), (i) entitle any current or former Service Provider to severance pay, unemployment compensation or any other payment or additional rights, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of or require any funding (including through any rabbi trust) of any benefit or increase the amount of compensation payable to or in respect of any such current or former Service Provider.

  Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

  No plan, program, arrangement or agreement under which the Company or any of its Subsidiaries has any outstanding liability or obligation constitutes in whole or in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

  All Options have been granted or issued at an exercise price at least equal to the fair market value of the underlying Company Common Stock at the date of grant or issuance, as determined in accordance with Section 409A of the Code and applicable guidance thereunder (including the final regulations promulgated thereunder), and none of the Options or any other Company Securities or agreements constitute "deferred compensation" under Section 409A of the Code. Each Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code so qualifies. The treatment of each Option under this Agreement in the transactions contemplated hereby is consistent with the terms of the Option Plan and the applicable award or grant agreement.

  The Company has no liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

  No Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.

  The Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Employee Plan or adopt any arrangement or program, which, once established, would come within the definition of a Company Employee Plan.

  The Company has not undertaken to maintain any Company Employee Plan for any period of time and each such Company Employee Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by Applicable Law, and without penalty or cost (other than routine administrative costs).

3.14   Intellectual Property.

  Section 3.14(a) of the Disclosure Schedule lists and separately identifies: (x) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable); (y) all of the Company's and each Subsidiaries' unregistered trade marks, trade names and domain names, and all software, firmware and middleware products and tools, and all services that are currently sold, published or offered for sale by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries sells any hardware products or tools.

    The Company has complied with all the requirements of all United States and non-United States patent offices and all other applicable Governmental Entities to maintain the Company Registered Intellectual Property, including the patents and patent application included in the Company Registered Intellectual Property (the "Company Patents") in full force and effect, including payment of all required fees when due to such offices or agencies. Other than prior art references cited in the applicable patent office file history of any Company Patent (a complete copy of which the Company has delivered to Parent), to the Company's Knowledge there are no prior art references or prior public uses, sales, offers for sale or disclosures that would invalidate the Company Patents or any claim thereof, or of any conduct the result of which would render the Company Patents or any claim thereof invalid or unenforceable.

    The original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.

  All of the Company's Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned (other than by natural expiration or Company decision). Each item of Company Intellectual Property is either (i) owned solely by the Company free and clear of any Liens other than Permitted Liens and licenses granted to the Company's customers in the ordinary course of business or (ii) used and authorized for use by the Company and its Subsidiaries and their permitted successors pursuant to a valid and enforceable written license. The Company Intellectual Property constitutes all of the Intellectual Property necessary for operation of the Company's and each of its Subsidiaries' business as currently conducted. The Company and its Subsidiaries have and have had all rights in the Company Intellectual Property necessary to carry out the Company's and its Subsidiaries' former activities, current activities and currently planned activities with respect to the Software Services. Except as specified on Section 3.14(a) of the Disclosure Schedule, title to all Company Intellectual Property owned or purported to be owned by the Company, whether beneficially or otherwise, is held by and in the name of the Company.

  The Company and each of its Subsidiaries are in compliance in all material respects with and have not in any material respect breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company's Knowledge has there been any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and, to the Company's Knowledge, no party obligated to the Company or any of its Subsidiaries pursuant to any such agreement is in default thereunder. Immediately following the Closing Date, the Surviving Corporation will be permitted to continue to exercise all of the Company's and its Subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company and each of its Subsidiaries would have been able to had the transactions contemplated by this Agreement (including the Merger) not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise have been required to pay had the transactions contemplated by this Agreement (including the Merger) not occurred. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third Person, nor is any third Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any of its Subsidiaries or the Surviving Corporation, as successor to the Company or any of its Subsidiaries, in the Company Intellectual Property.

  The conduct of the business of the Company and each of its Subsidiaries as currently conducted, including without limitation the design, development, marketing, use, distribution, licensing, provision and sale of Software Services does not and, to the Company's Knowledge, will not when conducted by Parent and/or Surviving Corporation following the Closing, infringe upon, dilute or misappropriate any Intellectual Property or other proprietary right owned by any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction where the Company currently conducts business. To the Company's Knowledge, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property owned by the Company or any of its Subsidiaries, and no Company Intellectual Property misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company or any of its Subsidiaries.

  There is no pending or, to the Company's Knowledge, threatened (and at no time has there been pending any) Action challenging the use, ownership, validity, enforceability or registrability of any of the Company Intellectual Property owned by the Company or any Subsidiary or alleging that the activities or the conduct of the Company's or any of its Subsidiaries' business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, other than those that have been resolved to the satisfaction of the Company, nor does the Company have Knowledge of any basis therefor. Neither the Company nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) permits third parties to use any of the Company Intellectual Property owned by the Company or any Subsidiary, (ii) restricts the Company's or any of its Subsidiaries' rights to use, license, transfer or enforce any Company Intellectual Property owned by it, (iii) restricts the Company's or any of its Subsidiaries' business in order to accommodate a third party's Intellectual Property (iv) requires any future payment by the Company or any of its Subsidiaries, or (v) to the Company's Knowledge would so restrict Surviving Corporation or its Subsidiaries or require future payments by any of them after acquisition of the Company pursuant to the Merger and provided that the business is conducted as currently conducted.

  The Company and its Subsidiaries have obtained from all parties (including current and former Service Providers) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and except as set forth on Section 3.14(f) of the Disclosure Schedule, have delivered true and complete copies of such assignments to Parent. No current or former Service Provider has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries, except for such exclusions as are required by Applicable Law. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid.

  The transactions contemplated by this Agreement (including the Merger) will not require the consent of any third Person in respect of, any rights of the Company or any of its Subsidiaries in any Company Intellectual Property.

  Except as set forth on Section 3.14(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person that is not an employee or independent contractor working on behalf of the Company or a Subsidiary any of the source code contained in any Company Intellectual Property owned by the Company or any Subsidiary, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of, or an obligation to deliver, license or disclose, any source code to any third Person that is not an employee or independent contractor working on behalf of the Company or a Subsidiary.

  The Company and its Subsidiaries have each taken commercially reasonable measures to establish and protect its ownership of, and rights in, all Company Intellectual Property owned by the Company or any Subsidiary. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

  The Company Intellectual Property that is owned by the Company or any of its Subsidiaries does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware other than customary license keys and similar items included therein by the Company. To the Company's Knowledge, none of the Company Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

  Other than inbound "shrink-wrap" and similar publicly-available commercial binary code end- user licenses and outbound "shrink-wrap" licenses and similar non-exclusive, end-user licenses granted by or to the Company or its Subsidiaries, as applicable, and agreements with employees, contractors and consultants entered into in the ordinary course of business, Section 3.14(k) of the Disclosure Schedule lists all material contracts, licenses and agreements to which the Company is currently a party with respect to any Company Intellectual Property, including all licenses of Company Intellectual Property granted to or by the Company or its Subsidiaries and all assignments of Company Intellectual Property to or by the Company. All such contracts, etc. are in full force and effect except such contracts which have naturally expired pursuant to their terms. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which

  Company may have otherwise been required to pay (assuming for this purpose that Parent is not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

  Section 3.14(l) of the Disclosure Schedule contains a complete and accurate list of all third-party Intellectual Property (including any third-party software) (i) sold with, incorporated into, distributed in connection with or used in the development of any Software Service (including any Company product currently under development) or (ii) used or held for use by the Company or any of its Subsidiaries for any other purpose (excluding, for purposes of clauses (i) and (ii), any item required to be listed on Section 3.14(m) of the Disclosure Schedule and, for purposes of clause (ii) only, any generally available, off-the-shelf software programs licensed to the Company on standard terms), setting forth for each such item (A) all licenses and similar agreements pursuant to which the Company or any of its Subsidiaries holds rights thereto, (B) the Software Service(s) to which the item relates, if any, (C) whether such item is embedded in, bundled or otherwise distributed with any Software Service and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (D) whether such item is used, offered or made available, whether alone or as part of any Software Service (including any Company product currently under development), on a hosted or similar basis by the Company or any of its Subsidiaries, and (E) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any third-party Intellectual Property, nor received any notice of intent to conduct any such audit.

  Section 3.14(m) of the Disclosure Schedule contains a complete and accurate list of all software code sold with, incorporated into, and distributed in connection with any Software Service (including any Company product currently under development) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (i) all licenses and similar agreements pursuant to which the Company or any of its Subsidiaries holds rights thereto, (ii) the Software Service(s) to which the item relates, (iii) whether such item is distributed with any Software Service and, if so, specifying whether such item is embedded or bundled with the Software Service with which the items is distributed, and whether it is distributed in source or binary form, (iv) whether such item is used, offered or made available, whether alone or as part of any Software Service (including any Software Service currently under development), on a hosted or similar basis by the Company or any of its Subsidiaries, (v) if such item is distributed by the Company or any of its Subsidiaries, whether such item is distributed (x) installed on a server or other hardware, (y) in software format but not provided directly to end users, or (z) in software format and distributed directly to end users, (vi) whether such item is used solely for internal company use, and (vii) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries. Except as set forth on Section 3.14(m) of the Disclosure Schedule, all Publicly Available Software used by the Company or any of its Subsidiaries has been used in its entirety and without modification. Except as set forth on Section 3.14(m) of the Disclosure Schedule, neither the Company nor any Subsidiary has incorporated into any Software Service (including any Company product currently under development) or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part, in a manner that (x) requires, or conditions the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property owned by the Company or any Subsidiary, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, host or distribute any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing.

  Except as set forth on Section 3.14(n) of the Disclosure Schedule, neither the Company nor any Subsidiary has any obligation to pay any third party any future royalties or other fees for the continued use of the Company Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement (including the Merger).

  None of the Company's or any of its Subsidiaries' agreements (including professional services agreements) with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of the Company, any of its Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of the Company's or any of its Subsidiaries' products, confers upon any Person other than the Company or any of its Subsidiaries any ownership right with respect to any Intellectual Property developed pursuant to such agreement or license.

  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or joint ownership rights in, or granted any exclusive license with respect to, any Company Intellectual Property owned by the Company or any of its Subsidiaries to any other Person or (ii) granted any customer the right to use any Software Service or portion thereof on anything other than a non-exclusive basis or, except as set forth on Section 3.14(p) of the Disclosure Schedule, for anything other than such customer's internal business purposes.

  Neither the Company nor any of its Subsidiaries is a party to any agreement that requires the Company or its Subsidiaries to perform any software engineering, development, consulting, and/or integration services for a third party other than purchases of Software Services.

  All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and Parent without restriction and without payment of any kind to any third party, subject to existing non-exclusive licenses disclosed to and not rejected by Parent prior to the date of this Agreement.

  Section 3.14(s) of the Disclosure Schedule contains, to the Company's Knowledge, a complete and accurate list of all material bugs, defects and errors, in each version of the Software Services which (i) have not been corrected as of the date hereof and (ii) have had or are reasonably likely to have a Company Material Adverse Effect.

  No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary, including any portion of a Software Service. Neither the Company nor any Subsidiary has participated in any industry standards body or similar organization in a manner that compels the Company or such Subsidiary to grant or offer to any third Person any license or right to such Company Intellectual Property. Section 3.14(t) of the Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

  There is no governmental or judicial prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary in any jurisdiction in which the Company or any Subsidiary currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

  Except as set forth on Section 3.14(w) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever agreed to indemnify, hold harmless or reimburse any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

  Section 3.14(x)(i) of the Disclosure Schedule lists all agreements pursuant to which the Company or any of its Subsidiaries is obligated to provide maintenance, support or similar services (such agreements, as supplemented below, are referred to collectively as the "Support Agreements"). Except for the nonstandard support agreements specified as such on Section 3.14(x)(ii) of the Disclosure Schedule, all of the Support Agreements are in all material respects in the form of the agreement identified as the Standard Support Agreement set forth on Section 3.14(x)(i) of the Disclosure Schedule. No Support Agreement obligates Parent or the Surviving Corporation after the Effective Time (or any of their respective Subsidiaries) to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Software Service, other than error corrections and upgrades if and when made available to Company's customers generally. The versions of the Software Services currently supported by the Company and its Subsidiaries are set forth on Section 3.14(x)(iii) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to any Software Services to any other Person. The Company and each of its Subsidiaries are in compliance with and have not, in any material respect, breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under any of the terms or conditions of any Support Agreement.

  For purposes of this Agreement:

  "Company Intellectual Property" means any Intellectual Property that is used or is held for use in the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

  "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

  "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, domain names, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; (ix) all actions and rights to sue at law or inequity for past, present or future infringement or other impairment of any of the foregoing including the right to receive all proceeds and damages there from; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

  "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

  "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

  "Software Service" means each product (including any "software as a service" product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

3.15   Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries, whether reflected on the Unaudited Balance Sheet or arising since the date of the Unaudited Balance Sheet, (a) have arisen from bona fide transactions in the ordinary course of business consistent with past practices, (b) to the Company's Knowledge, are valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, and (c) subject to the allowance for doubtful accounts set forth therein, fully collectible in the aggregate amount thereof.

3.16   Suppliers. No supplier of the Company or its Subsidiaries with aggregate annual payments from the Company or any of its Subsidiaries in excess of $25,000 has terminated, or to the Company's Knowledge, has, in writing or by an express oral statement, threatened to terminate or advised that it will terminate its relationship with the Company or any of its Subsidiaries within the twelve month period preceding the date of this Agreement.

3.17   Insurance. Section 3.17 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all material policies of property, fire, liability, worker's compensation, errors and omissions and other forms of insurance (other than title insurance) maintained by or on behalf of the Company or any of its Subsidiaries. True and complete copies of each listed policy have been made available to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries have received any written notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.17 of the Disclosure Schedule, materially increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Company any of its Subsidiaries nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.18   Personnel.

  Section 3.18(a)(i) of the Disclosure Schedule sets forth the number of employees, consultants or independent contractors of the Company and each of its Subsidiaries as of the date hereof. Section 3.18(a)(ii) of Disclosure Schedule sets forth the current title, base salary as well as bonus paid for the fiscal year ended December 31, 2010 to "key employees" identified by Parent on Schedule 8.4. The Company has previously delivered to Parent a true and complete list of all employees, consultants and independent contractors of the Company and its Subsidiaries as of the date hereof that sets forth as of such date, their name, title, and then current base salary or compensation rate for the fiscal year ended December 31, 2010.

  The Company and each of its Subsidiaries are in compliance, in all material respects, with Applicable Law relating to the employment of labor. Neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreement. There is not pending, or to the Company's Knowledge, threatened, any strike, labor dispute, slowdown, lockout, walkout or work stoppage involving employees of the Company or any of its Subsidiaries.

  To the Company's Knowledge, none of the "key employees" identified by Parent in Schedule 8.4 intend to terminate his or her relationship with the Company or its Subsidiaries prior to the Closing for any reason, including as a result of the transactions contemplated hereby nor does the Company intend to terminate any such officer or employee prior to the Closing Date.

  Each employee of the Company and each of its Subsidiaries is an employee at-will and the Company may terminate each employee's employment at any time, with or without cause or for any lawful reason.

3.19   Litigation. There is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (individually, an "Action," and collectively, "Actions") pending, or to the Company's Knowledge, threatened against the Company or any of its Subsidiaries, or affecting any of its properties or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or affecting any of its properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or other Permit) or (c) to the Company's Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or material decree of any Governmental Authority served upon the Company or any of its Subsidiaries. There is no action or suit by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.20   Environmental Matters.

  To the Company's Knowledge:

    the Company and each of its Subsidiaries is and has been in compliance in all material respects with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company or any of its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws; and (v) the Company and each of its Subsidiaries has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company, any of its Subsidiaries or any of its representatives or advisors.

  For purposes of this Agreement, "Environmental Laws" means any Applicable Law (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21   Compliance with Instruments; Laws; Governmental Authorizations.

  Neither the Company nor any of its Subsidiaries is in violation of or default under Applicable Law, except for such violations or defaults under Applicable Law as would not reasonably be expected to have a Company Material Adverse Effect. To the Company's Knowledge, neither the Company, any of its Subsidiaries nor, any Related Person, is under investigation with respect to, nor has the Company, any of its Subsidiaries or, to the Company's Knowledge, any Related Party been threatened to be charged with, or has been given written notice of, any material violation of Applicable Law. All material governmental permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, "Permits") required by Applicable Law (A) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (B) which are required for the operation of the business of the Company and of its Subsidiaries as currently conducted or the holding of any such interest, have been issued or granted to the Company or its Subsidiaries, and all such Permits are in full force and effect and constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

  The Company and each of its Subsidiaries has in all material respects, conducted its transactions in accordance with the United States export control laws and regulations and U.S. economic sanctions laws.

  The Company and each of its Subsidiaries (including any of its officers, directors or employees or, to the Company's Knowledge, agents or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the

  U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.22   Banking Relationships. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the name and location of each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box.

3.23   Minute Books and Records. The minute books of the Company and each of its Subsidiaries contain complete and accurate, in all material respects, records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of the Company and each of its Subsidiaries are correct and complete, in all material respects, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and each of its Subsidiaries. Prior to execution of this Agreement, the Company and its Subsidiaries have furnished to Parent true and complete copies of (a) the Company Organizational Documents and organizational documents of each of its Subsidiaries, (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and each of its Subsidiaries, (c) all stock certificate and stock record books of the Company and each of its Subsidiaries and (d) all Contracts referred to or identified in Section 3.12 of the Disclosure Schedule. Except as disclosed in Section 3.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any prior names, and since the date of its incorporation none of them has conducted business under any name other than the current name of the Company and its Subsidiaries.

3.24   Brokers; Schedule of Fees.

  Except for the Company Financial Advisor, which is entitled to the advisory fees described in Section 3.24(a) of the Disclosure Schedule in connection with this Agreement and the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

  Section 3.24(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement of the fees and expenses of the Company's legal counsel and accountants incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

3.25   Vote Required; Accredited Investor Questionnaires; Solicitation Statement and Private Placement Memorandum.

  The affirmative vote or written consent of the holders of Company Stock representing the Requisite Stockholder Approval is the only approval of the holders of any of the Company Stock necessary under the DGCL and the Charter to approve this Agreement and the transactions contemplated hereby.

  To the Company's Knowledge, all of the information provided by the Company Stockholders in the Accredited Investor Questionnaires previously delivered to Parent is accurate and complete.

  None of the information supplied or to be supplied by the Company expressly for the purpose of inclusion or incorporation by reference in the Solicitation Statement and Private Placement Memorandum shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

3.26   Company Determinations, Approvals and Recommendations. The board of directors of the Company, at a meeting duly called and held prior to the execution of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, is advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iv) recommended the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by Company Stockholders and directed that this Agreement, the Merger and the transactions contemplated hereby be submitted for consideration by the Company Stockholders.

3.27   Certain Relationships and Related Transactions. No current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries, or any "affiliate" or "associate" of such persons, (or with respect to such persons that are natural persons) any member of his or her immediate family (any of the foregoing, a "Related Party") is indebted in an amount greater than $5,000 to the Company or any of its Subsidiaries. No Related Party owns any asset used by, or necessary to, the business of the Company as currently conducted. Except as described in Section 3.27 of the Disclosure Schedule, there is no transaction involving the Company or any of its Subsidiaries of the nature described in Item 404(a) of Regulation S-K under the Securities Act. To the Knowledge of the Company, no Related Party owns any material direct equity interest in, or controls or is a director, officer or partner of, a competitor of the Company or any of its Subsidiaries.

3.28   Contract Termination Date and Commitments.   The current term of the Contract listed in Schedule 3.28 will expire on June 6, 2013. Upon expiration or termination of such Contract on such date in accordance with the applicable notice provisions under the Contract, no early termination fee will be triggered as a result of termination on such date. The Company's purchase of products and services under the Contract during the current Term of the Contract (as defined in the Contract) through the Effective Time shall satisfy the Revenue Commitment (as defined in the Contract). As of the Effective Time, the Company shall be in compliance with its Revenue Commitments (as defined in the Contract).

3.29   No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposed Acquisition Transaction (as defined in Section 6.9) or any other substantially similar proposal in violation of Section 6.9.

3.30   Disclosures. Neither this Agreement (including the Disclosure Schedule and any Exhibit, Appendix or Schedule hereto), nor any certificates delivered or supplied by the Company or any of its Subsidiaries hereunder, contains or will contain an untrue statement of a material fact made by the Company or omits or will omit to state a material fact necessary to make the statements made by the Company contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

3.31   No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3 (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the

Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates, officers, directors, employees, agents or representatives. The Company makes no representations or warranties to Parent or Merger Sub regarding the accuracy of any projection or forecast regarding future results or activities provided to Parent upon its request.

SECTION 4.  Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

4.1   Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as currently conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2   Authority for Agreement.

  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and subject to Section 4.3, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has all requisite corporate power and authority to execute and deliver the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and subject to Section 4.3, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

  The execution and delivery of this Agreement by Parent and Merger Sub and the Escrow Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Merger Sub and the provisions of the Escrow Agreement by Parent and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Certificate of Incorporation or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate, in any material respects, Applicable Law.

  As of the Closing, the shares of Parent Common Stock to be issued pursuant to this Agreement will be (i) duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non- assessable and (ii) offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act subject to the accuracy of the representations and warranties made by the Company pursuant to Section 3 hereof and by the Company Stockholders in the Accredited Investor Questionnaires previously delivered to Parent.

4.3   Non-Contravention; Consents. Neither the execution and delivery of this Agreement and each document or instrument to which Parent or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of or default under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in any Lien upon any assets or properties of Parent or Merger Sub, pursuant to (i) any of the provisions of Parent's or Merger Sub's respective certificate of incorporation or bylaws, (ii) any resolutions adopted by Merger Sub's stockholders, Parent's or Merger Sub's board of directors or any committee of Parent's or Merger Sub's board of directors, or Parent's stockholders or (iii) any material agreement, contract, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Parent or Merger Sub is a party or by which the assets and properties of Parent or Merger Sub is bound. No Consent of any Governmental Authorities or any Person is required to be obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) any filings that are required under the U.S., state and foreign securities laws; and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings necessary or advisable in order to complete the transactions contemplated hereby.

4.4   Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective "affiliates" or "associates" in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder's commission, fee or similar compensation.

4.5   Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub (i) is a direct, wholly owned subsidiary of Parent, (ii) was formed solely for the purpose of engaging in the transactions contemplated hereby and (iii) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.6   Solicitation Statement and Private Placement Memorandum. None of the information supplied or to be supplied by Parent expressly for the Solicitation Statement and Private Placement Memorandum shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

4.7   SEC Filings; Financial Statements.

  Parent has delivered or otherwise made available to the Company accurate and complete copies (excluding copies of exhibits) of Parent's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and June 30, 2011, Final Proxy Statement dated July 7, 2011 and Annual Report on Form 10-K for the year ended March 31, 2011 (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

4.8   Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock of Parent. As of July 20, 2011, 62,553,151 shares of Parent Common Stock were issued and outstanding (excluding treasury shares). As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

4.9   Disclosures. Neither this Agreement (including any Exhibit, Appendix or Schedule hereto), nor any certificate delivered or supplied by Parent or Merger Sub hereunder, contains or will contain an untrue statement of a material fact made by Parent or Merger Sub or omits or will omit to state a material fact necessary to make the statements made by Parent or Merger Sub contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

4.10   Reorganization Status.

(a) Except with respect to (i) open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees and (iii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any Person related to Parent within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any Parent Common Stock issued to the Company stockholders pursuant to this Agreement following the Merger.

(b) Neither Parent nor any of its Subsidiaries has any plan or intention to sell or otherwise dispose of the assets of the Company except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under Treasury Regulation Section 1.368-2(k)(1).

(c) Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of stock or to take, or cause the Surviving Corporation to take, any other action after the Merger that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code (except in connection with a transaction contemplated by the last sentence of Section 6.11(a)).

SECTION 5.  Conduct of Business. The Company covenants and agrees as to it and each of its Subsidiaries that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time (the "Pre-Closing Period"), (i) except as contemplated by the Merger or this Agreement, (ii) except as set forth in Section 5 of the Disclosure Schedule, (iii) except as required by Applicable Law or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), including via e-mail, the Company shall conduct its business, and shall cause each of its Subsidiaries to, conduct their respective businesses, and not take any action except, in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all Applicable Law; and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to maintain and preserve intact the business organization and the goodwill of the Company and each of its Subsidiaries. By way of amplification and not limitation, except as (x) contemplated by the Merger or this Agreement, (y) set forth on Section 5 of the Disclosure Schedule, or (z) required by Applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to, during the Pre-Closing Period, directly or indirectly do, any of the things set forth in clauses (a) through (aa) below except in the ordinary course of business and in a manner consistent with past practices and in compliance with all Applicable Law without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed and may be given via email):

  amend or otherwise change the Company Organizational Documents or the organizational documents of any of its Subsidiaries;

  issue, grant, sell, dispose of, or subject to any Lien, or authorize the issuance, grant, sale or disposition of or Liens on any capital stock or other securities of the Company or any of its Subsidiaries (other than pursuant to (i) the exercise of currently outstanding and exercisable Company Options under the terms thereof or (ii) the exercise of currently outstanding and exercisable Warrants under the terms thereof);

  sell, lease or dispose of, or subject to any Lien (which shall include any exclusive license) any assets or properties of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practices, not to exceed $5,000 individually or $15,000 in the aggregate, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $5,000 individually or $15,000 in the aggregate)

  incur, assume or guarantee any Indebtedness (including by means of drawing down additional amounts under any existing revolving credit line) or assume, guarantee or endorse the obligations of any Person except pursuant to commitments in existence on the date hereof, or make any loans or advances (other than travel and business expense advances or loans among the Company and its Subsidiaries) or capital contributions to or investments in any other Person (other between the Company and its Subsidiaries);

  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity or voting interest, (ii) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company or any of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company or any of its Subsidiaries, or purchase, repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries, or propose to do any of the foregoing, other than pursuant to (1) the repurchase of shares of capital stock from terminated employees or (2) the payment of any Management Carve-Out Bonus Amounts in accordance with this Agreement;

  acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof;

  make or commit to make any capital expenditures or purchase of fixed assets which are, individually, in excess of $5,000 and, in the aggregate, in excess of $15,000;

  amend or waive any Contract disclosed in Section 3.12 of the Disclosure Schedule, or enter into any Contract that would have been disclosed in Section 3.12 of the Disclosure Schedule had it been entered into prior to the date of this Agreement, other than in the ordinary course of business and consistent with past practices or that involve total obligations of less than $15,000;

  fail to provide any notices, assurances or support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or loss by it of any material Intellectual Property;

  take any action that would materially adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement except as permitted by this Agreement;

  materially modify its standard license or subscription terms for any Software Services in any manner that is materially adverse to the Company or any of its Subsidiaries;

  enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

  increase in any manner the compensation payable or to become payable to any director, officer, consultant or employee; grant any severance or termination pay to any director, officer, consultant or employee, or terminate or amend any Company Employee Plan; establish, adopt, enter into, terminate or otherwise materially change the coverage or benefits available under, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employees; grant any unusual or extraordinary benefit or compensation to any person; or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as required pursuant to this Agreement;

  take any action to materially change accounting or Tax reporting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required by GAAP, materially change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

  make or change any election in respect of Taxes, file any amended Tax Returns, adopt or request permission of any Taxing Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, fail to timely file all of its Tax Returns that are due (taking all timely filed extension requests into account) on or before the Closing Date, fail to truly, correctly and completely prepare such Tax Returns, fail to timely pay all Taxes shown as due on such Tax Returns or that otherwise become due, in each case whether or not in connection with the Merger;

  pay, discharge or satisfy any claims, liabilities or obligations in excess of $5,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Unaudited Balance Sheet in the ordinary course of business or payment of undisputed accounts payable and other current obligations in the ordinary course of business consistent with past practices or in connection with this Agreement and the transactions contemplated hereby;

  materially modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices or sell, securitize, factor or otherwise transfer any accounts receivable;

  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

  except as required by GAAP, revalue in any material respect any assets or properties with a value that exceeds $5,000, including writing down the value of inventory or writing off notes or accounts receivable;

  transfer to any Person any rights to any Intellectual Property owned by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

  enter into any operating lease with annual payments in excess of $5,000;

  materially reduce the amount of any insurance coverage provided by existing insurance policies;

  enter into any labor or collective bargaining agreement through negotiation;

  enter into any Contract that restrains or materially restricts the Company or any of its Subsidiaries from competing with or conducting any business or line of business in any geographic area;

  commence an Action with respect to a claim for greater than $5,000 or settle any pending or threatened Action or any claim or claims for an amount that could, individually or in the aggregate result in payment or loss to the Company or any of its Subsidiaries greater than $15,000;

  knowingly take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (except as may be permitted under this Agreement); or

  take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (z) above.

SECTION 6.  Additional Agreements.

6.1   Stockholder Written Consents; Solicitation Statement and Private Placement Memorandum.

  As promptly as practicable following the execution and delivery of this Agreement, the Company shall solicit the Stockholder Written Consents from stockholders of the Company who are "accredited investors" within the meaning of Regulation D under the Securities Act and whose written consent constitutes the Requisite Stockholder Approval.

  As promptly as practicable following the execution of this Agreement, Parent and the Company shall complete the preparation of a joint solicitation statement and private placement memorandum (the "Solicitation Statement and Private Placement Memorandum") to be used in connection with the solicitation of approval of the Company Stockholders. The Solicitation Statement and Private Placement Memorandum shall (i) accurately describe the principal terms of this Agreement and the Merger; (ii) contain the recommendation of the board of directors of the Company to adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, a statement that the board of directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Company Stockholders, and any information required by Section 262 of the DGCL; and (iii) contain or incorporate by reference information required to be furnished under Rule 502(b)(2) of Regulation D in connection with a business combination. The Company shall deliver the completed Solicitation Statement and Private Placement Memorandum to those Company Stockholders that did not execute the Stockholder Written Consent for the purpose of soliciting their approval of this Agreement, the Merger and the other transactions contemplated hereby. Subject to the foregoing, the Company shall use commercially reasonable efforts to obtain the approval or consent of as many of the Company Stockholders as possible as promptly as practicable following the date hereof.

  The Parties shall cooperate with each other in preparing the Solicitation Statement and Private Placement Memorandum and the information required to be included therein, including pro forma financial statements in compliance with Regulation S-X. Parent shall make its officers available to respond to questions from Company Stockholders in connection with the solicitation process.

  Notwithstanding anything to the contrary in this Agreement, in no event shall the Company solicit the written consent or vote of any Company Stockholder who is not an "accredited investor" within the meaning of Regulation D under the Securities Act unless and until (i) the Company shall have appointed a purchaser representative for Company Stockholders who are non-accredited investors and (ii) Parent shall have provided to such Company Stockholder the type of information required to be furnished under Rule 502 of Regulation D and determined to Parent's reasonable satisfaction that such Company Stockholder meets the conditions under Rule 506(b)(2) of Regulation D.

6.2   Confidentiality; Access to Information; Cooperation.

  Confidentiality. Each of Parent, the Company and the Representative will hold, and will cause its respective directors, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information confidential. The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and transactions contemplated hereby and thereby, shall constitute "Confidential Information" under this Agreement. Nothing in this Section 6.2(a) shall limit the respective obligations of Parent and the Company under the Confidentiality Agreement.

  Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period the Company and its Subsidiaries will afford Parent and Parent's accountants, counsel and other representatives reasonable access subject to reasonable notice and during normal business hours to its premises, properties, books, records, financial, Tax and accounting records (including, without limitation, the work papers of the Company's independent accountants), Contracts, personnel and auditors during the period prior to the Effective Time to obtain all information concerning its business, including properties, results of operations and personnel for purposes of this

  Agreement, as Parent may reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that the Company and its Subsidiaries may restrict the foregoing access to the extent that any Applicable Law requires the Company or its Subsidiaries, as applicable, to restrict or prohibit access to any such properties or information; provided, further, that Parent shall not unreasonably interfere with any of the operations or business activities of the Company or its Subsidiaries. For avoidance of doubt, any information obtained from the Company or its Subsidiaries pursuant to the access contemplated by this Section 6.2(b) shall be subject to the confidentiality obligations pursuant to Section 6.2(a) and under the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify or quantify any representation or warranty of the Parties or the conditions to the obligations of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

  Cooperation. Subject to compliance with Applicable Law, from the date hereof until the Effective Time, the officers of the Company and each of its Subsidiaries and other personnel of the Company and each of its Subsidiaries shall make themselves reasonably available to confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company and its Subsidiaries.

6.3   Public Disclosure. Except as contemplated by this Agreement or as required by Applicable Law (including applicable securities laws) or, as to Parent, by regulatory authority, no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, which consent will not be withheld unreasonably.

6.4   Regulatory Filings; Reasonable Efforts.

  Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Laws, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Applicable Law relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.4(a) to comply in all material respects with all Applicable Laws.

  Exchange of Information. Parent, Merger Sub and the Company each shall (and shall cause each of their respective affiliates to) promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 6.4(a). Except where prohibited by Applicable Law, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company (and their respective affiliates) need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

  Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with Applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

  Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Sections 7, 8 and 9 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) to lift any restraint, injunction or other legal bar to the Merger and (v) the executing or delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Applicable Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize, to the extent reasonably possible, the effect of such Applicable Law on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of to the terms and conditions of any agreements with third parties.

6.5   Advise of Changes. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company and each of its Subsidiaries shall promptly advise the other party in writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable and (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Indemnifying Securityholders under this Agreement.

6.6   Employee Benefit Plans.

  Unless Parent requests otherwise by written notice to Company prior to the Closing Date, effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing, no employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company. In addition, at the request of Parent by written notice, the Company will terminate any and all other Company Employee Plans, including any group health or dental plans or programs, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

  Prior to the Closing, the Company shall take all actions necessary to solicit, in a manner satisfactory to Parent, a vote of the Company Stockholders that complies with the requirements of Section 280G(b)(5) of the Code and Regulations 1.280G-1 thereunder, with respect to payments and benefits which may be made or provided to any person who, with respect to the Company, is a "disqualified individual" (as such term is defined for purposes of Section 280G of the Code) if such payments or benefits may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code ("Potential 280G Benefits"). The Company shall provide to Parent a reasonable time prior to the Closing evidence satisfactory to Parent that a vote of the stockholders of the Company entitled to vote was solicited in accordance with Section 280G(b)(5) of the Code and Regulations 1.280G-1 thereunder, and either that the requisite stockholder approval was obtained, or that no Potential 280G Benefits for such disqualified individuals who waived their rights to such Potential 280G Benefits will be payable or retained.

  Each new offer for employment shall be made by Parent or shall be made by the Company only following agreement with Parent, and shall be effective upon the Effective Time. Those employees of the Company who accept such offers of employment (the "Continuing Employees") shall be eligible to participate in all benefit plans, programs, practices, policies and arrangements maintained by Parent and, for purposes of determining eligibility and vesting (but not with respect to accrual of or entitlement to benefits, except with respect to severance benefits and vacation entitlement), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan; provided further that Parent shall not be required to provide employee benefits (including opportunities to participate in compensation plans and programs) to Continuing Employees that are any more favorable in the aggregate than those provided to similarly situated employees of Parent.

  Parent shall take reasonable actions intended to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollovers, on behalf of the employees of the Company and its subsidiaries who continue employment following the Closing, of account balances and loans maintained by them under any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.

  On or prior to the Closing, each of the employees of the Company listed on Schedule 6.6(e) shall enter into a separation agreement (each, a "Separation Agreement") with the Company in the form previously agreed upon by Parent and the Company.

  On or before the Closing Date, each of the employees of the Company listed on Schedule 6.6(f) shall enter into a Non-Competition Agreement with Parent in the form previously agreed upon by Parent and the Company pursuant to which such employee shall agree not to compete with the business conducted by the Company prior to the Closing, and not to solicit or hire any employees of the Company or the Surviving Corporation, for a period 24 months following the Closing Date.

  As soon as practicable and in any event within 15 days following the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to all shares of Parent Common Stock to be issued pursuant to Assumed Options held by Continuing Employees and shall use commercially reasonable efforts to maintain the registration of such Form S-8 for so long as any such Assumed Options remain outstanding.

  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Company to continue any specific Company Employee Plan or to continue the employment of any specific Person. The provisions of this Section 6.6 are for the sole benefit of Parent and the Company and nothing in this Section 6.6, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan or any plan maintained Parent (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company employees, including Continuing Employees, prior to or following the Closing Date.

  This Section 6.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.6, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Without limiting the foregoing, no provision of this Section 6.6 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company.

6.7   Company Options. Prior to the Effective Time, Parent and the Company shall take all action necessary such that (a) Parent shall assume the Option Plan, (b) all Options which are Assumed Options shall be assumed by Parent (or Parent Options shall be substituted for such Options) and (c) all Options which are not In-the-Money Options shall terminate as of the Effective Time.

6.8   Termination of Certain Agreements. On or prior to the Closing Date, the Company shall terminate each of the Contracts set forth on Schedule 6.8 such that neither the Company, Parent nor any of their respective affiliates shall have any liabilities or obligations thereunder.

6.9   No-Shop.

  During the Pre-Closing Period, the Company shall not, and shall not permit any of its respective affiliates, directors, officers, employees, representatives or agents (collectively, the "Company Representatives") to, directly or indirectly (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction, or any understanding, letter of intent or Contract contemplating any transaction, involving a merger, consolidation, business combination, reorganization or dissolution involving the Company or a purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii)  solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) or otherwise consent to, or cooperate with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

  The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company or any of the Company Representatives thereof of any proposal or offer from any Person other than Parent to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Parent.

  The Company shall (and shall cause its Company Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction. The Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

6.10   Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and members of the board of directors of the Company and each of its Subsidiaries effective as of the Effective Time.

6.11   Tax Matters.

  During the Pre-Closing Period, Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code; provided, that Parent and Merger Sub make no representation or warranty that the Merger will qualify as such a "reorganization". For the avoidance of doubt, following the Merger, Parent may merge the Surviving Corporation with and into Parent, a business entity wholly owned by Parent which is disregarded as an entity separate from Parent for federal income tax purposes (within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A)), or an entity that is classified as a corporation for federal income tax purposes and is treated as controlled by Parent for purposes of Section 368(a)(2)(D) of the Code, by means of a statutory merger or consolidation, within the meaning of Treasury Regulations Section 1.368-2(b)(1)(ii); provided, that Parent shall not be obligated to merge the Surviving Corporation with any entity after the Merger.

  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code and file all Tax Returns accordingly, unless otherwise required pursuant to a "determination" within the meaning of and described in Section 1313(a) of the Code.

  From the date hereof until the Closing Date, the Company shall use commercially reasonable efforts to provide the following information as to each share of stock (as defined in Treasury Regulations Section 1.382-2(a)(3)) of the Company and each of its Subsidiaries: (i) the date of issuance, (ii) the holder at issuance, (iii) the issue price and (if different) fair market value, (iv) the date(s) of any transfer(s), (v) the fair market value at the time of transfer, (vi) any information as to the holder of that share from time to time that is described in Treasury Regulations Sections 1.382-2T(h)(6) and/or 1.382-2T(k) and is actually known to the Company, and (vii) a summary or a copy of any written materials indicative of, or other information or estimates as to, the fair market value of that share from time to time (including, e.g., the exercise price of any incentive stock options granted at any time at or following the issuance date of that share to acquire shares of the same class of stock), provided, however, that for the avoidance of doubt the Company makes no representation or warranty in this Agreement or otherwise regarding the existence or usability of any of its Tax attributes by Parent or its Affiliates.

6.12   Indemnification; Directors' and Officers' Insurance.

  During the period ending six years after the Closing Date, Parent will ensure that the Surviving Corporation fulfills its indemnification obligations to the Company's current and former officers and directors (the "Company Indemnified Parties") pursuant to the terms of the Company Organizational Documents, subject to all defenses available to the Company or Parent, as the case may be. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability no less favorable to the Company Indemnified Parties than those set forth in the Company Organizational Documents on the date of this Agreement and, during the period commencing as of the Effective Time and ending on the sixth anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Company Indemnified Party. For the avoidance of doubt, in no event shall Parent or the Surviving Corporation be required to indemnify any Company Indemnified Party or affiliate thereof for liabilities arising out of or related to such Company Indemnified Party's or affiliate's service as purchaser representative for non-accredited stockholders of the Company in connection with the transactions contemplated hereby.

  At or prior to the Effective Time, the Parent shall cause its prepaid directors' and officers' liability insurance policy or policies to cover those persons who are currently covered by the Company's directors' and officers' liability insurance policy (or shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance policy or policies) for an aggregate period of not less than six years from the Effective Time with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement, the premium for which shall be treated as a Transaction Expense of the Company.

  The terms and provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by Applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.12.

  To the extent that Parent or the Surviving Corporation is required to indemnify or reimburse expenses incurred by a Company Indemnified Party under this Section 6.12 with respect to a matter for which Parent or the Surviving Corporation is entitled to indemnification under Section 14 in excess of the amount covered by any applicable insurance policy in effect at such time, such excess amount, plus any reasonable costs and expenses incurred by Parent in connection with such indemnification (collectively, "D&O Indemnification Costs"), shall constitute "Damages" for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Escrow Shares.

6.13  Provision Respecting Legal Representation. Each of the parties to this Agreement hereby consents, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, to Latham & Watkins LLP serving as counsel to each and any holder of Company Stock and their respective affiliates (individually and collectively, the "Holder Group"), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and, following consummation of the transactions contemplated hereby, to Latham & Watkins LLP (or any successor thereof) serving as counsel to the Holder Group or any director, member, partner, officer, employee or affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby waives any conflict of interest arising therefrom, and each of such parties shall upon reasonable request cause any affiliate thereof to consent to waive any conflict of interest arising from such representation.

6.14   Notification of Listing of Additional Shares. Prior to the Closing Date, Parent shall provide to the Nasdaq Stock Market ("Nasdaq") any notice required under the Nasdaq Listing Rules (including Rule 5250(e)(2) thereof) in connection with the issuance of shares of Parent Common Stock to be issued in the Merger.

SECTION 7.  Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

7.1   Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

7.2   No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

7.3   Compliance with Federal Securities Laws. The offer and sale of the shares of Parent Common Stock to be issued hereunder as Closing Consideration, Escrow Consideration, Representative Fund Consideration, Management Carve-Out Closing Consideration, Management Carve-Out Escrow Consideration and the Management Carve-Out Representative Fund Consideration shall be exempt from the registration requirements under Section 5 of the Securities Act by reason of Rule 506 of Regulation D (it being understood that if Parent expressly waives the condition contained in this Section 7.3 and proceeds with the Closing, then Parent shall not be entitled to obtain indemnification pursuant to Section 14 with respect to the failure to satisfy such condition).

SECTION 8.  Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

8.1   Representations, Warranties and Covenants.

  Each of the representations and warranties of the Company and the Representative in this Agreement that is expressly qualified by a reference to materiality or Company Material Adverse Effect shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of the Company and the Representative in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, as of the Effective Time as though such representation and warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct, to the extent set forth above in this paragraph (a), as of such date).

  The Company shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

8.2   Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 8.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

8.3   Legal Action. There shall be no Action pending against Parent, the Company or any of their respective affiliates by any Governmental Authority or any other Person, or any Applicable Law enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to prohibit or impose any limitations on Parent's or any of its affiliates' ownership or operation of all or any portion of the Company's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company's business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent's ability to receive the anticipated benefits of the Merger and other transactions contemplated hereby, (d) that otherwise could have a Company Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) of this Section 8.3.

8.4   Employee Matters. All of the employees of the Company identified on Schedule 8.4 hereto and at least 85% of the Company's other employees to whom Parent or the Surviving Corporation has extended offers shall have agreed to accept employment with Parent or the Surviving Corporation upon consummation of the Merger and shall have executed such agreements relating to employment as Parent requires generally of its employees, including a letter agreement and a Proprietary Information and Inventions Agreement (collectively, the "Offer Package Agreements"), the effectiveness of which are contingent upon the consummation of the Merger. Each of the Company employees listed on Schedule 6.6(e) shall have entered into and delivered a Separation Agreement. Each of the Company employees listed on Schedule 6.6(f) shall have entered into and delivered a Non-Competition Agreement. Notwithstanding the foregoing, in no event shall a Company employee who dies or becomes permanently disabled on or prior to the Closing Date be included in any calculation under this Section 8.4.

8.5   Required Stockholder Approval. The Company shall have obtained the written consent in accordance with Section 6.1 of the holders of at least 90% of the Company Stock entitled to vote with respect to the Merger and voting together as a single class (determined as of the date of this

Agreement), including holders of at least (i) 90% of the outstanding Company Preferred Stock, entitled to vote on the Merger on an as converted basis and voting together as a single class and (ii) 90% of all outstanding Company Common Stock entitled to vote on the Merger and voting together as a single class (the "Required Stockholder Approval").

8.6   Dissenting Shares. Holders of no more than 5% of the Company Preferred Stock and 5% of the Company Common Stock shall have exercised any appraisal rights pursuant to the DGCL.

8.7   Company Material Adverse Effect. Since the date of this Agreement no change has occurred that has had a Company Material Adverse Effect.

8.8   Deliveries. Parent shall have received the items listed in Section 10.1.

SECTION 9.  Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

9.1   Representations, Warranties and Covenants.

  Each of the representations and warranties of Parent and Merger Sub in this Agreement that is expressly qualified by a reference to materiality or Parent Material Adverse Effect shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, as of the Effective Time as though such representation and warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date).

  Parent shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

9.2   Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 9.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such consent, approval, order or authorization shall have been revoked.

9.3   Legal Action. There shall be no Action pending against Parent, Merger Sub or any of their respective affiliates by any Governmental Authority or any other Person, or any Applicable Law enacted or deemed applicable seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby

9.4   Parent Material Adverse Effect. Since the date of this Agreement no event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

9.5   Deliveries. The Company shall have received the items listed in Section 10.2.

SECTION 10.  Closing Deliveries.

10.1   Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

  a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Sections 8.1 and 8.7 has been satisfied;

  the Certificate of Merger, duly executed by the Company;

  the Escrow Agreement, duly executed and delivered by the Representative, such agreement to be in full force and effect as of the Effective Time;

  a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the Company Organizational Documents and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (ii) the organizational documents of each of the Company's Subsidiaries and each of the Company's Subsidiaries being in good standing (including attaching the applicable organizational documents and certificates of good standing dated not more than five Business Days prior to the Closing), (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby and (iv) the Company having taken all necessary and appropriate steps with respect to treatment of capital stock and other equity securities of the Company, including Options and Warrants, such that they will be treated as set forth in Section 2 of this Agreement;

  evidence, reasonably satisfactory to Parent, that the Company (i) has obtained the Required Stockholder Approval and (ii) has complied in all respects with the requirements under Section 262 of the DGCL;

  evidence satisfactory to Parent of resignations of each director and each officer of the Company and certain directors and officers of its Subsidiaries as requested by Parent, effective in writing at the Effective Time in the form mutually agreed upon by Parent and the Company;

  the Offer Package Agreements, Separation Agreements and Non-Competition Agreements identified in Section 8.4 shall be in full force and effect as of the Effective Time and the percentage of employees who have signed such Offer Package Agreements is not less than the threshold set forth in Section 8.4 and such employees shall be willing and able to perform in accordance with such Offer Package Agreements;

  the legal opinion of Latham & Watkins LLP in the form previously agreed upon by Parent and the Company;

  evidence, reasonably satisfactory to Parent, as to the termination of the Contracts set forth on Schedule 6.8;

  the information that the Company is required to provide pursuant to Section 6.11(c);

  evidence, reasonably satisfactory to Parent, that the Company Stockholders (i) have approved by the requisite vote any Potential 280G Benefits or (ii) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that any "disqualified individual" (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) who previously agreed to waive such Potential 280G Benefits shall forfeit any Potential 280G Benefits;

  evidence, reasonably satisfactory to Parent, as to the termination of the Company Employee Plans referred to in Section 6.6, without any obligations or liabilities thereunder on the part of the Company;

  a certificate dated the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not and has not been a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code);

  evidence, reasonably satisfactory to Parent, as to the consent of the third parties identified on Schedule 8.2, if any;

  at least one Business Day prior to the Closing Date, a preliminary Allocation Schedule which shall be updated immediately prior to the Effective Time;

  evidence reasonably satisfactory to Parent that each of the Stockholder Agreements and all other investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time; and

  an update of the Securityholder Schedule, giving effect to any changes required as a result of the passage of time between the date of this Agreement and the Effective Time, dated and delivered to Parent at least two Business Days prior to the anticipated Closing Date.

10.2   Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

  a certificate executed on behalf of the Parent by one of its officers to the effect that, as of the Closing, the conditions set forth in Sections 9.1 and 9.2 above have been satisfied;

  the Escrow Agreement, duly executed and delivered by Parent;

  a certificate of the Secretary of the Parent dated the Closing Date, in form and substance reasonably satisfactory to Company as to (i) the Parent's charter and bylaws (the "Parent Organizational Documents") and the Parent being in good standing (including attaching the Parent Organizational Documents and certificates of good standing dated not more than five Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation) and (ii) the incumbency and signatures of the officers of the Parent executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Parent pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

  evidence, reasonably satisfactory to the Company, as to the consent of the third party identified on Schedule 9.2, if any;

  the Offer Package Agreements and Non-Competition Agreements identified in Section 8.4, duly executed and delivered by Parent; and

  evidence of the deposit of the shares of Parent Common Stock set forth in Section 2.8(a) above with the Exchange Agent.

SECTION 11.  Survival. All representations and warranties of the Company, the Representative, Parent and Merger Sub contained herein or in any document, certificate or other instrument required to be delivered pursuant hereto shall survive the Closing and shall continue until the expiration of the First Escrow Period; provided that: (a) the representations and warranties set forth in Sections 3.14 (Intellectual Property) and 3.28 (Contract Termination Date and Commitments) shall survive the Closing and continue until the expiration of the Second Escrow Period; (b) if any claims for indemnification have been asserted with respect to inaccuracy or a breach of such representations and warranties prior to the end of the First Escrow Period or Second Escrow Period, as applicable, such claim shall survive and continue in effect until final resolution of such claims; and (c) the representations and warranties set forth in Section 3.4 (Securityholder Lists and Agreements; Allocation Schedule) shall survive in perpetuity. All covenants and obligations of Parent, the Surviving Corporation and the Representative contained herein shall survive the Closing and continue until the expiration of the First Escrow Period or such later time as is expressly indicated by their respective terms.

SECTION 12.  Termination.

12.1   Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders, as follows and in no other manner:

  by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

  by either the Company or Parent if the Merger shall not have been consummated by October 26, 2011 (the "End Date"); provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

  by either the Company or Parent if a Governmental Authority shall have issued or enacted any Applicable Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Applicable Law is final and nonappealable, as applicable; provided, however, that the terms of this Section 12.1(c) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Applicable Law or to have such Applicable Law vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Applicable Law relates;

  by the Company, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 12.1(d) prior to 10 days following the receipt of written notice from the Company by Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 12.1(d) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied);

  by Parent, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company or the Representative is curable by the Company or the Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement solely by reason of this Section 12.1(e) prior to the 10 days following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 12.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied);

  by Parent, if the Requisite Stockholder Approval shall not have been obtained within two Business Days following the date of this Agreement; and

  by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, after the date hereof.

12.2   Notice of Termination; Effect of Termination. If a party wishes to terminate this Agreement pursuant to Section 12.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 12.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.2(a), 6.3, 12.2, 13 and 17, each of which shall survive the termination of this Agreement, (ii) nothing in this Section 12.2 shall relieve any party from liability for any breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination, and (iii) each Party shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of the other Party contained in this Agreement in any court of competent jurisdiction.

SECTION 13.  Fees and Expenses. If the Merger is consummated, all reasonable fees, costs and expenses of the Company and the Representative incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, independent auditors, financial sponsors, accountants, legal counsel, the purchaser representative and other advisors (collectively, "Transaction Expenses") shall, to the extent not already paid by the Company, be paid by Parent; provided further that, if the Company does not have sufficient cash available at the Effective Time to pay all such Transaction Expenses, the shortfall amount shall be treated as Damages for which Parent shall be indemnified under Section 14 hereof. If the Merger is not consummated the Company shall bear all of its own expenses in connection with this Agreement and the transactions contemplated hereby. All Transaction Expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent whether or not the Merger is consummated.

SECTION 14.  Indemnification and Claims for Damages.

14.1   Parent Claims. From and after the Effective Time, each Indemnifying Securityholder shall be deemed to have agreed, and hereby agrees, that from and after the Closing Parent, Merger Sub, their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Parent Indemnified Parties") shall have full recourse against, and be entitled to be compensated and reimbursed from, the Escrow Shares (subject to the terms and conditions set forth herein and in the Escrow Agreement) for any and all Damages arising from or related to any of the following (each a "Parent Claim"):

  any inaccuracy in or breach of any representation or warranty made by the Company or the Representative in this Agreement or in any document, certificate or other instrument required to be delivered by the Company or the Representative under this Agreement as of the date hereof or as of the Closing Date in each case, as such representation or warranty would read if all qualifications as to Knowledge and materiality, including each reference to the defined term Company Material Adverse Effect, were deleted therefrom; provided that such deletions will be made solely for the purposes of calculating Damages but not for the purposes of determining whether or not any inaccuracy in or breach of any representation or warranty has occurred;

  any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company or the Representative in this Agreement or in any agreement or instrument entered into by the Company or the Representative pursuant to this Agreement;

  any fraud, intentional misrepresentation or willful breach by the Company or the Representative (a "Fraud Claim");

  any inaccuracy in the Securityholder Schedule or Allocation Schedule delivered to Parent;

  any Transfer Taxes for which the Company Stockholders are responsible pursuant to Section 14.8;

  any Transaction Expenses incurred by the Company which the Company does not have available cash to pay at the Effective Time;

  regardless of any disclosure on any Schedule, any payment or provision of benefits that constitutes an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) and is made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation pursuant to agreements or Company Benefit Plans entered into or adopted by the Company on or prior to the Closing Date other than any such payment or provision of benefits that, when combined with any other payments or benefits provided by the Company or the Surviving Corporation, would not constitute a "parachute payment" (within the meaning of Section 280G of the Code) but for an agreement between Parent or any Affiliate of Parent and the relevant "disqualified individual" entered into prior to the Closing Date (other than pursuant to this Agreement or as disclosed prior to the date of this Agreement to the Company);

  any D&O Indemnification Costs;

  any Excess Dissenting Share Consideration;

  any telephone calls on the Company's network by a user who is not the end customer of the Company or other toll fraud occurring on the Company's network during the six month period commencing on the Closing Date as the result of a network condition existing on the Closing Date;

  the matter described in Section 3.14(d) of the Disclosure Schedule (notwithstanding the disclosure of such matter in the Disclosure Schedule), to the extent pertaining to products or services of the type offered prior to the Effective Time; or

  the matter described in Schedule 14.1(l).

14.2   Indemnification of Parent Indemnified Parties. Subject to the limitations on liability set forth in Section 14.3(a) below, each Indemnifying Securityholder who accepts payment of the applicable portion of the Closing Consideration pursuant to this Agreement pursuant to Section 2 shall be deemed to have agreed, and hereby agrees, to indemnify, defend and hold harmless, severally and not jointly, the Parent Indemnified Parties from and against, and such Parent Indemnified Parties shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to (a) any Fraud Claim and (b) any misrepresentation or breach or failure of Section 3.4 as it related to such Indemnifying Securityholder's Company Stock. The Stockholder Written Consents and the Offer Package Agreements shall contain provisions pursuant to which any Indemnifying Securityholder that executes such documents shall expressly agree to the foregoing indemnification and the other terms of this Agreement that are intended to be binding upon the Indemnifying Securityholders.

14.3   Limitations of Liability.

  Except in the case of (i) a Fraud Claim or (ii) a breach of the representation made in Section 3.4, the sole and exclusive remedy of the Parent Indemnified Parties for Parent Claims against any Indemnifying Securityholder for any breach hereof or obligation or claim arising hereunder shall be recourse against the Escrow Shares, and the amount of Damages recovered by a Parent Indemnified Party for such Parent Claims shall reduce the Escrow Shares payable to each Indemnifying Securityholder proportionately based on such Indemnifying Securityholder's Pro Rata Share. Any amounts recoverable by a Parent Indemnified Party pursuant hereto or for any claim arising hereunder except in the case of (i) a Fraud Claim or (ii) a breach of the representation made in Section 3.4 shall be recovered solely and exclusively from the Escrow Amount in accordance with the terms of the Escrow Agreement, and no Indemnifying Stockholders or any other Person shall be liable for any deficiency with respect to indemnity pursuant to Section 14.1. Notwithstanding anything herein to the contrary, claims by Parent in excess of such Escrow Shares with respect to breach of the representation made in Section 3.4 may only be brought against the Indemnifying Securityholder who held, or claimed to have held, the Company securities that gave rise to such Claim, and claims by Parent in excess of such Escrow Shares as a result of a Fraud Claim may only be brought against the Indemnifying Securityholder who committed such fraud or made such intentional misrepresentations.

  Except in the case of a Special Claim, no Parent Indemnified Party may assert a claim for indemnification under this Section 14 after the First Expiration Date.

  Notwithstanding anything herein to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Escrow Shares, for Damages with respect to Parent Claims made pursuant to Section 14.1(a), except in the case of breach of a representation made in Section 3.4 or 3.28, unless the total of all Damages in respect of such Parent Claims shall exceed $150,000 (the "Threshold") in the aggregate, whereupon the total amount of all such Damages shall be recoverable in accordance with the terms hereof. Notwithstanding anything herein to the contrary, no claim for indemnification may be made pursuant to this Section 14 unless the amount of such individual claim shall exceed $10,000.

  Without limiting the rights of the Parent Indemnified Parties under the Escrow Agreement or against the Escrow Shares, the liability of each Indemnifying Securityholder for indemnification hereunder in all events shall be several and not joint, and in no event will an Indemnifying Securityholder have liability under this Agreement (i) in the case of indemnification pursuant to Section 14.1, for an amount in excess of such Indemnifying Stockholder's Pro Rata Share of such Damages or (ii) for all claims arising hereunder or relating to the transactions contemplated hereby, an aggregate amount in excess of the aggregate amount of Closing Consideration, Escrow Consideration, Representative Fund Consideration, Management Carve-Out Bonus Amount and Management Carve-Out Representative Fund Consideration received by such Indemnifying Securityholder pursuant to this Agreement, including, without duplication, the Escrow Shares contributed by such Indemnifying Securityholder.

  Except as any limitation on liability is otherwise prohibited by applicable securities laws, (i) the maximum aggregate liability of Parent for any and all claims arising out of this Agreement, other than with respect to Parent's payment obligations under Section 2, shall be an amount equal to the dollar value of the Escrow Consideration at Closing (basing the value of a share of Parent Common Stock for this purpose on the Parent Average Closing Price) and (ii) the maximum liability of Parent arising out its failure to make any of the payments under Section 2 shall be the amount of such payment.

  Promptly after Parent or any of the other Parent Indemnified Parties obtains knowledge of any event or circumstance that would reasonably be expected to constitute or give rise to any indemnification claim by any of the Parent Indemnified Party under this Section 14, such Parent Indemnified Party shall take commercially reasonable steps to mitigate and minimize all Damages that may result from such event or circumstance.

  The amount which an Indemnifying Stockholder is required to pay to, for or on behalf of any Parent Indemnified Party in respect of Damages shall be reduced by the amount of any insurance proceeds actually recovered by the Parent Indemnified Party in respect thereof less that portion of any premium increase in the next policy period or any retrospective premium that results directly from the assertion of such claim and any costs and expenses incurred in connection with recovery any such insurance proceeds. If the Parent Indemnified Party receives any insurance proceeds in respect of any such Damages after the related payment has been made to the Parent Indemnified Party, the Parent Indemnified Party shall promptly cause such amount to be remitted to the Indemnifying Stockholders (subject to the adjustments described in the preceding sentence). Nothing in this Section 14.3(g) shall obligate any Parent Indemnified Party to obtain or maintain insurance with respect to any matters for which it is entitled to seek indemnification under this Agreement.

The terms and conditions of this Section 14 constitute essential terms and conditions of this Agreement and the Merger, and approval of this Agreement by the Company Stockholders shall constitute the express agreement of each Indemnifying Securityholder with respect to the obligations of the Company Stockholders and the limitations on Parent's liability pursuant to this Section 14.

14.4   Notification Certification of Claims. If any Parent Claim has occurred, an authorized officer or an authorized representative of the Parent Indemnified Party may provide the Representative with a written certificate signed by such officer or representative (an "Officer's Certificate") describing with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim. Any such Officer's Certificate shall be delivered during the First Escrow Period or, in the case of Special Claims, the First Escrow Period or Second Escrow Period.

14.5   Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, provide written notification to the Representative of the commencement thereof. The failure to so notify the Representative of the commencement of any such Action will not relieve the Indemnifying Stockholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Stockholders to defend their interests in such Action; provided, however, that such written notice shall be effective only if delivered to the Representative within the First Escrow Period or, in the case of Special Claims, the First Escrow Period or Second Escrow Period. Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action, provided that, the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) and its counsel (at such party's sole expense) may participate in (but not control the conduct of) the defense of such Action, provided further that, except with the consent (which consent may not be unreasonably withheld, conditioned or delayed) of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder as permitted by Section 14.3(a), of the Indemnifying Stockholder), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Representative has consented to any such settlement, the Indemnifying Stockholders shall have no power or authority to object under any provision of this Section 14 to the amount of any such Parent Claim against the Escrow Shares, or against the Indemnifying Stockholders directly as permitted by Section 14.3(a), as the case may be, with respect to such settlement.

14.6   Definition of Damages. For purposes of this Agreement, the term "Damages" shall mean the amount of any loss, Tax, damage, deficiency, liability, judgment, fine, penalty, diminution in value, cost or expense (including reasonable attorneys', consultants' and experts' fees and expenses) actually incurred, paid, accrued or sustained by the Parent Indemnified Parties, whether or not involving an Action, including any reasonable costs of defending any Actions or properly enforcing the Parent Indemnified Party's rights under this Agreement.

14.7   Treatment of Indemnification Payments. The Company Stockholders, the Representative and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 14 as adjustments to the Closing Consideration and Escrow Amount for all Tax purposes, to the maximum extent permitted by Applicable Law.

14.8   Transfer and Similar Taxes. Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred by the Company Stockholders as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne by the Company Stockholders.

14.9   Dispute Resolution. The Representative shall have 30 days after receipt (or deemed receipt) of the Officer's Certificate to deliver to Parent a written objection to all or any part of the Officer's Certificate, and such objection shall set forth in reasonable detail the basis of the Representative's objection to the Officer's Certificate and the amount of dispute. In case the Representative shall deliver such written objection, Parent shall have 30 days to respond in a written statement to the objection. If after such 30-day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Parent has requested delivery of a portion of the Escrow Shares, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the appropriate portion of the Escrow Shares in accordance with the terms of the memorandum. If no such agreement can be reached after good faith negotiation, either Parent or the Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, Parent (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything contained herein to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments from the Escrow Shares in accordance with such decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the Judicial Arbitration & Meditation Services ("JAMS"). Any arbitration shall be held in Santa Clara County, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the JAMS, and the expenses and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator), but excluding attorney's fees and costs.

14.10   Investigation; No Company Recourse.

  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Company or the Representative in this Agreement, or any document, certificate or other instrument required to be delivered by the Company or Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

  An Indemnifying Securityholder shall have no right of contribution or other recourse against the Company, or any of its respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of the Parent Indemnified Parties.

SECTION 15.  Representative.

15.1   Powers of the Representative.

  The Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, which shall include, without limitation:

    The power to execute as Representative on behalf of each Indemnifying Securityholder the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

    The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Securityholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Securityholder individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Securityholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument.

    The power (subject to the provisions of Section 15.2 hereof) to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Securityholders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Shares, or any portion thereof in satisfaction of any Parent Claims pursuant to Section 14.1, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, (D) resolve any Parent Claims, (E) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise and (F) take or forego any or all actions permitted or required of any Indemnifying Securityholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

    The power to consult with or engage legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Securityholders;

    The power to amend or review, negotiate and agree to and authorize any payments from the Escrow Shares in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Securityholders, as contemplated thereunder;

    The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Securityholders (other than the payment of the Closing Consideration, Escrow Amount and Representative Fund Amount payable to such Indemnifying Securityholders) in accordance with the terms hereof and in the manner provided herein);

    The power to take any actions or give any instructions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Indemnifying Securityholders;

    To enforce, on behalf of the Indemnifying Securityholders, any Claim against Parent or Merger Sub; and

    To do each act, implement any decision and exercise all rights which the Indemnifying Securityholders are required or permitted to do or exercise under this Agreement.

  The Representative represents and warrants to Parent and Merger Sub that:

    The Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

    This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to the Enforceability Exceptions; and

    The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to the Enforceability Exceptions.

15.2   Claims by Parent. Upon receipt or notice of any Parent Claim pursuant to Section 14, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Securityholders.

  As soon as possible thereafter, the Representative shall notify the Indemnifying Securityholders of the proposed action which the Representative recommends shall be taken in response to such Parent Claim.

  Prior to the settlement of any Parent Claim, or the release of any portion of the Escrow Shares to any Parent Indemnified Party other than as a result of a final arbitration award or court order, the proposed settlement must receive the written approval of the Representative. The Representative shall have the discretion to take such action as he, she or it shall determine to be in the best interest of all of the Indemnifying Securityholders, including authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Shares; provided, however, that, in any event, all Indemnifying Securityholders are treated in substantially the same manner consistent with the allocation formula set forth in this Agreement.

15.3   Notices. Any notice given to the Representative will constitute notice to each and all of the Indemnifying Securityholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Securityholders provided, however, notice with respect to any Parent Claims with respect to Section 3.4(b) shall be given to the Indemnifying Securityholder to which indemnification is sought. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Securityholders.

15.4   Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, that in its discretion are reasonable to carry out the provisions of this Agreement and the Escrow Agreement.

15.5   Liability of the Representative. The Representative shall not incur any liability or damages with respect to any action taken or suffered by it or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment and each Indemnifying Stockholder shall severally indemnify and hold the Representative harmless, and shall bear its Pro Rata Share (in accordance with the allocations set forth in this Agreement) of such liability of damages incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder. The Representative may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative.

15.6   Reliance on Representative. Parent, Merger Sub, their respective affiliates (including after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of Leapfrog Ventures II, L.P. as Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Stockholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent, Merger Sub, their respective affiliates (including after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. No resignation of the Representative shall become effective unless at least 15 days prior written notice of the replacement or resignation of such Representative shall be provided to Parent and the Escrow Agent. If the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Stockholders holding a majority interest in the Escrow Shares. In addition, the Indemnifying Stockholders may replace the Representative at any time upon approval of the Indemnifying Stockholders holding a majority interest in the Escrow Amount on the Closing Date.

SECTION 16.  Release. Each Company Stockholder who surrenders his, her or its certificate(s) which immediately prior to the Effective Time represented shares of Company Stock and accepts payment of his, her or its portion of the Closing Consideration upon conversion of the share(s) of Company Stock formerly represented by such certificate(s) pursuant to Section 2 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to such Company Stockholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof, including, but not limited to, any claim that such Company Stockholder is or was entitled to receive any portion of the Closing Consideration, Escrow Consideration or Representative Fund Consideration for the shares of Company Stock or other Company securities held by such Company Stockholder other than as provided pursuant to Section 2 hereof and in accordance with the Allocation Schedule; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement, the Escrow Agreement, the Offer Package Agreements and any other agreement contemplated hereby, and (ii) to the extent applicable with respect to any Company Stockholder who is a director, officer or employee of the Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any such Company Stockholder in the ordinary course of his or her employment which are reimbursable under the Company's expense reimbursement policies, (C) accrued vacation, subject to the Company's policies on accrual and carryforward, and (D) any rights to indemnification or advancement of expenses from the Company pursuant to the terms of any indemnification agreement between the undersigned and the Company or the charter documents of the Company. For the purposes of this Section

16, each Company Stockholder hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The terms and provisions of this Section 16 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

SECTION 17.  Miscellaneous.

17.1   Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier, facsimile (receipt confirmed) or by email to:

if to Parent or Merger Sub:

8x8, Inc.
Attention: Chief Executive Officer
810 West Maude Avenue
Sunnyvale, CA 94085
Facsimile No: (408) 980-0432
Email: bryan.martin@8x8.com

With a copy to:

Bingham McCutchen LLP
Attention: Alan B. Kalin
1900 University Avenue, 4th Fl.
East Palo Alto, CA 94303
Facsimile No: (650) 849-4609
Email: alan.kalin@bingham.com

if to the Company:

Contactual, Inc.
Attention: Chris Brennan
1000 Bridge Parkway, Suite 200
Redwood City, CA 94065
Facsimile No: (650) 292-8613
Email: chris.brennan@contactual.com

with a copy to:

Latham & Watkins LLP
Attention: Alan C. Mendelson
140 Scott Drive
Menlo Park, CA 94025
Facsimile No: (650) 463-2600
Email: alan.mendelson@lw.com

if to the Representative:

Leapfrog Ventures II, L.P.
Attention: Peter Sinclair
3000 Sand Hill Road, I-280
Menlo Park, CA 94025
Facsimile No: (650) 233-1301
Email: pete@leapfrogventures.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed) or email transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Indemnifying Stockholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Stockholder.

17.2   Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, after the Effective Time, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any affiliate of Parent, (b) any successor of such party by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of such Person; provided that such assignment or delegation has been made in good faith and has not been made for the purpose of avoiding or frustrating any of the assigning or delegating party's obligations hereunder and the assignee agrees to be subject to and bound by the terms and conditions of this Agreement and provided further that no change may be made with respect to the Closing Consideration, Escrow Consideration, Representative Fund Consideration, Management Carve-Out Closing Consideration, Management Carve-Out Escrow Consideration and Management Carve-Out Representative Fund Consideration other than changes that affect all shares of Parent Common Stock. The Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 17.2 is void and of no force or effect.

17.3   Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

  Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

  Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

  Currency. Any reference in this Agreement to $ means U.S. dollars.

  Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any "Section," "Schedule" or "Exhibit" are to the corresponding Section, Schedule or Exhibit of this Agreement.

  Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

17.4   Counterparts; Execution. This Agreement may be executed in counterparts and the exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission (including in the form of a PDF file) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.5   Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by Applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties' intentions to the greatest lawful extent under this Agreement.

17.6   Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to Section 14.

17.7   Additional Definitions and Interpretation. For purposes of this Agreement, (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry of such person's direct reports, (b) with respect to Parent, "Knowledge" shall mean, with respect to any matter in question, the actual Knowledge of any individual who is currently serving as a director or officer of Parent after reasonable inquiry of such person's direct reports, (c) with respect to the Company, "Knowledge" shall mean, with respect to any matter in question, the actual Knowledge of Chris Brennan, Mansour Salame, David Chen, Praveen Hegde and Matthew Krichbaum, after reasonable inquiry of such officer's direct reports, (d) "affiliate" and "associate" have the meanings ascribed to them under Rule 405 promulgated by the SEC under the Securities Act and (e) "Business Day" means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close and shall not include Saturday. Whenever the words "herein", "hereof", "hereto" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Words using the singular or plural number also include the plural or singular number, respectively. The words "include" or "including" shall be deemed to be immediately followed by the words "without limitation."

17.8   Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of California applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as a Delaware corporation, and to the Company Stockholders as stockholders of a Delaware corporation, which are governed by the DGCL, and as to such matters, this Agreement shall be governed by the DGCL; provided, however, that if the Company is subject to the provisions of Section 2115(b) of the California General Corporation Law (the "CGCL"), then this Agreement shall be governed by those sections of the CGCL specified by Section 2115(b) as to any matters that are covered by such sections. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of California over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 17.1 and consents to the exercise of jurisdiction of the courts of the State of California over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

17.9   Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Offer Package Agreements and the Escrow Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof, with the exception of the Confidentiality Agreement, which shall remain in full force and effect. Neither this Agreement nor any of the terms or provisions hereof is binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

17.10   Amendments; No Waiver. Subject to Applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment to any term or provision affecting the rights or obligations of the Representative or any Indemnifying Securityholder should be permitted without the Representative's written consent.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

8X8, INC.

By: /s/ Bryan Martin

Name: Bryan Martin
Title: Chairman, Chief Executive Officer and President

CABERNET MERGER CORPORATION

By: /s/ Bryan Martin

Name: Bryan Martin
Title: President

CONTACTUAL, INC.

By: /s/ Chris Brennan

Name: Chris Brennan
Title: President and Chief Executive Officer

LEAPFROG VENTURES II, L.P.

By: Leapfrog Management II, L.L.C.

By: /s/ Peter Sinclair

Name: Peter Sinclair
Title: Managing Member

[Signature Page to Agreement and Plan of Merger Reorganization]

Exhibit A

Exhibit A is a form of Certificate of Merger to be filed in the State of Delaware providing for the merger of Cabernet Merger Corporation with and into Contactual, Inc. pursuant to Section 251 of the Delaware General Corporation Law and naming Contactual, Inc. as the surviving corporation of the merger.

Exhibit B

Exhibit B is a form of Escrow Agreement by and among 8x8, Inc., JPMorgan Chase Bank, National Association, as escrow agent, and Leapfrog Ventures II, L.P., as the representative of the stockholders of Contactual, Inc. The Escrow Agreement sets forth procedures for the release by the escrow agent of the shares of common stock of 8x8 contemplated to be deposited with the escrow agent promptly following the closing of the merger pursuant to the Agreement and Plan of Merger Reorganization.